UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [__]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[__]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[__]	Definitive Proxy Statement

[__]	Definitive Additional Materials

[__]	Soliciting Material Pursuant to § 240.14a-12

Donaldson Company Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

[__]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[__]	Fee paid previously with preliminary materials.

[__]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

DONALDSON COMPANY, INC.

1400 West 94th Street
Minneapolis, Minnesota 55431-2370
www.donaldson.com

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TIME:	1:00 p.m. (local time) on Friday, November 18, 2011

PLACE:	Donaldson Company, Inc. (“Donaldson” or the “Company”) Corporate Offices, Campus West, 2001 West 94th Street, Minneapolis, Minnesota 55431.

ITEMS OF BUSINESS:	(1)	To elect four Directors;

	(2)	To approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 120,000,000 to 240,000,000;

	(3)	To conduct a non-binding advisory vote to approve the compensation of our Named Executive Officers;

	(4)	To conduct a non-binding advisory vote on the frequency of the advisory vote on the compensation of our Named Executive Officers;

	(5)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2012; and

	(6)	To transact any other business that properly comes before the meeting.

RECORD DATE:	You may vote if you are a Stockholder of record at the close of business on September 22, 2011.

PROXY VOTING:

It is important that your shares be represented and voted at the Annual Meeting. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the Annual Meeting. If you received paper copies of the proxy materials, instructions on the different ways to vote your shares are found on the enclosed proxy card. You should vote by proxy even if you plan to attend the Annual Meeting. Your support is appreciated, and you are cordially invited to attend the Annual Meeting.

PLEASE PROMPTLY VOTE YOUR PROXY TO SAVE US THE EXPENSE OF ADDITIONAL SOLICITATION.

Notice of Internet Availability of Proxy Materials for the Stockholder Meeting to be held on November 18, 2011: Our 2011 Proxy Statement and our Fiscal 2011 Annual Report to Stockholders are available at www.proxyvote.com.

By Order of the Board of Directors

Norman C. Linnell
Secretary

Dated: October 4, 2011

i

ii

DONALDSON COMPANY, INC.
 1400 West 94th Street
Minneapolis, Minnesota 55431-2370

PROXY STATEMENT
Mailing Date: October 4, 2011

PROPOSALS YOU ARE ASKED TO VOTE ON

Item 1: Election of Directors

          Four current Directors, F. Guillaume Bastiaens, Janet M. Dolan, Jeffrey Noddle and Ajita Rajendra, are recommended for election to the Board of Directors at the Annual Meeting. Information on the nominees is provided on pages 9-13. Directors are elected for a three-year term so that approximately one-third are elected at each Annual Meeting of Stockholders.

          The Board of Directors unanimously recommends a vote FOR the election of each Director nominee.

Item 2: Approval of Increase in Authorized Shares of Common Stock

          The Board of Directors has approved that the Company’s number of authorized shares of Common Stock be increased from 120,000,000 to 240,000,000, subject to approval by the Company’s Stockholders.

          The Board of Directors unanimously recommends a vote FOR the proposal to amend the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.

Item 3: Non-Binding Advisory Vote to Approve the Compensation of our Named Executive Officers

          As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is providing Stockholders with an advisory (non-binding) vote on the compensation of our Named Executive Officers as disclosed in this proxy statement.

          The Board of Directors unanimously recommends a vote FOR the compensation of our Named Executive Officers described in this proxy statement.

Item 4: Non-Binding Advisory Vote on the Frequency of the Advisory Vote on the Compensation of our Named Executive Officers

          As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is providing Stockholders with an advisory (non-binding) vote on the frequency with which our Stockholders shall have the advisory vote on the compensation of our Named Executive Officers.

          The Board of Directors unanimously recommends a vote FOR the option of 3 YEARS as the frequency with which Stockholders are provided an advisory vote on the compensation of the Named Executive Officers.

Item 5: Ratification of the Appointment of Independent Registered Public Accounting Firm

          The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending July 31, 2012, and is requesting ratification by the Stockholders.

          The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2012.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive access to this Proxy Statement?

          Because the Board of Directors of Donaldson is soliciting proxies for use at the Annual Meeting to be held on November 18, 2011 and you were a Donaldson Stockholder as of the close of business on the record date of September 22, 2011. Only Stockholders of record are entitled to vote at the Annual Meeting and the Board of Directors is soliciting your proxy to vote at the meeting. We had 74,518,942 shares of Common Stock outstanding as of the close of business on the record date. Each share entitles its holder to one vote, and there is no cumulative voting.

          This Proxy Statement summarizes the information you need to know to vote. We first mailed or otherwise made available the Proxy Statement and form of proxy to Stockholders on or about October 4, 2011.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

          In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this Proxy Statement and our Fiscal 2011 Annual Report to Stockholders, to our Stockholders by providing access to such documents on the internet instead of mailing printed copies. Most Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, which was mailed to most of our Stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. Such notice also instructs you as to how you may submit your proxy on the internet. By accessing and reviewing the proxy materials on the internet, you will save us the cost of printing and mailing these materials to you and reduce the impact of such printing and mailing on the environment. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials provided in the Notice of Internet Availability of Proxy Materials.

          SEC rules allow us to deliver a single copy of an annual report, proxy statement, or Notice of Internet Availability of Proxy Materials to two or more Stockholders that share the same household address. If you received multiple copies and would like to receive only one copy per household in the future, or if you received only one copy and would like to receive multiple copies in the future, you should contact your bank, broker or other nominee record holder, or, if you are a record holder, contact the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299 or call 952-887-3631.

What am I voting on and what does the Board recommend?

1.	The election of four Directors;

2.	The approval of the increase in authorized shares of Common Stock from 120,000,000 to 240,000,000;

3.	A non-binding advisory vote on the compensation of our Named Executive Officers (the “Say-on-Pay Proposal”);

4.	A non-binding advisory vote on the frequency of a non-binding advisory vote on the compensation of our Named Executive Officers (the “Frequency of Say-on-Pay Proposal”); and

5.	The ratification of the appointment of our independent registered public accounting firm for the fiscal year ending July 31, 2012.

The Board recommends a vote:

•	FOR each of the Directors;
•	FOR the increase in authorized shares of Common Stock;
•	FOR the Say-on-Pay Proposal;
•	FOR the option of 3 YEARS on the Frequency of Say-on-Pay Proposal; and
•	FOR the ratification of the appointment of our independent registered public accounting firm.

How do I vote if I am a Stockholder of record?

          If you are a Stockholder of record you may vote using any ONE of the following methods:

•	VOTE BY PHONE TOLL FREE 1-800-690-6903

•	VOTE BY INTERNET — http://www.proxyvote.com

•	VOTE BY PROMPTLY COMPLETING, SIGNING AND MAILING YOUR PROXY CARD (if you received paper copies of the proxy materials)

•	VOTE BY CASTING YOUR VOTE IN PERSON AT THE MEETING

          If you participate in the Donaldson Dividend Reinvestment Program or in the Donaldson Employee Stock Purchase Program administered by the transfer agent, your shares in those programs have been added to your other holdings and are included in your proxy materials.

How do I vote if I hold stock through a Donaldson Employee benefit plan?

          We have added the shares of Common Stock held by participants in Donaldson’s Employee benefit plans to the participants’ other holdings shown on their proxy materials. Donaldson’s Employee benefit plans are the Employee Stock Ownership Plan, the PAYSOP, and the Donaldson Company, Inc. Retirement Savings Plan (the “401(k) Plan”).

          If you hold stock through Donaldson’s Employee benefit plans, voting your proxy using one of the first three methods above also serves as confidential voting instructions to the plan trustee, Fidelity Management Trust Company (“Fidelity”). Fidelity will vote your Employee benefit plan shares as directed by you provided that your proxy vote is RECEIVED BY NOVEMBER 15, 2011.

          Fidelity also will vote the shares allocated to individual participant accounts for which it has not received instructions, as well as shares not so allocated, in the same proportion as the directed shares are voted.

How do I vote if my shares are held in a brokerage account in my broker’s name (i.e., street name)?

          If your shares are held in a brokerage account in your broker’s name (street name), you should follow the voting directions provided by your broker or nominee. If you do so, your broker or nominee will vote your shares as you have directed.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

          It means that you have multiple accounts with banks or stockbrokers or with the transfer agent. PLEASE VOTE ALL OF YOUR SHARES.

What if I change my mind after I vote my shares?

          If you are a Stockholder of record you can revoke your proxy at any time before it is voted at the meeting by:

•	Sending written notice of revocation to the Company Secretary;

•	Submitting a properly signed proxy card with a later date;

•	Voting by telephone or internet at a time following your prior telephone or internet vote; or

•	Voting in person at the Annual Meeting.

          If your shares are held in a brokerage account in your broker’s name (street name), you should contact your broker or nominee for information on how to revoke your voting instructions and provide new voting instructions.

How are the votes counted?

•	For Item 1, the election of Directors, you may vote for all of the nominees, withhold your vote from all of the nominees or withhold your vote from a specifically designated nominee.

•	For Item 2, the approval to increase the authorized shares of Common Stock, you may vote (or abstain) by choosing For, Against or Abstain.

•	For Item 3, the Say-on-Pay Proposal, you may vote (or abstain) by choosing For, Against or Abstain.

•	For Item 4, the Frequency of Say-on-Pay Proposal, you may vote (or abstain) by choosing 1 year, 2 years, 3 years or Abstain.

•	For Item 5, the ratification of the appointment of our independent registered public accounting firm, you may vote (or abstain) by choosing For, Against or Abstain.

          If you abstain from Items 2, 3, 4 and 5, your shares will be counted as present at the meeting for the purposes of determining a quorum, and they will be treated as shares not voted on the specific proposal. This means that for Items 2, 3 and 5, abstentions have the same effect as a vote against such items.

          If you hold shares in street name and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal where the broker does not have discretionary authority to vote. In such a situation, the shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to the matter requiring discretionary authority. New York Stock Exchange (“NYSE”) rules permit brokers discretionary authority to vote on Items 2 and 5 if they do not receive instructions from the street name holder of the shares. As a result, if you do not vote your street name shares, your broker has authority to vote on Items 2 and 5 on your behalf.

          We use an independent inspector of elections, Broadridge Investor Communication Solutions, Inc., which tabulates the votes received.

What if I do not specify how I want my shares voted?

          If you do not specify on your returned proxy card or through the telephone or internet prompts how you want to vote your shares, your shares will be voted FOR the election of all Director nominees, FOR the increase in authorized shares of Common Stock, FOR the Say-on-Pay Proposal, 3 YEARS on the Frequency of Say-on-Pay Proposal, and FOR the ratification of the appointment of the independent registered public accounting firm.

How many shares must be present to hold the meeting?

          A quorum must be present for the meeting to be valid. This means that at least a majority of the shares outstanding as of the record date must be present. We will count you as present if you:

•	Have properly voted your proxy by telephone, internet, or mailing of the proxy card; or

•	Are present and vote in person at the meeting.

How many votes are needed to approve each item?

          Our Bylaws provide for a majority voting standard for the election of Directors in uncontested Director elections. A nominee for Director in an uncontested election will be elected to the Board if the votes cast FOR such nominee’s election exceed 50% of the number of votes cast with respect to such nominee. Votes cast with respect to a nominee include votes to withhold authority. Directors will be elected by a plurality vote at a Stockholder meeting if:

•

The Secretary of the Company receives a notice that a Stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for Stockholder nominees set forth in the Bylaws; and

•	Such nomination has not been withdrawn by such Stockholder prior to the 10th day preceding the date the Company first mails its notice of meeting for such meeting to the Stockholders.

          In order for the proposal to amend our Restated Certificate of Incorporation to increase the authorized shares of Common Stock to be approved, the affirmative vote of a majority of the shares of the Company’s Common Stock outstanding as of the record date is required. In order for the Say on Pay Proposal and the proposal to ratify the appointment of the independent registered public accounting firm to be approved, the affirmative vote of a majority of the shares of the Company’s Common Stock entitled to vote and represented at the meeting in person or by proxy is required. With respect to the Frequency of Say on Pay Proposal, the option of 1 year, 2 years or 3 years that receives the vote of a majority of the shares of the Company’s common stock entitled to vote and represented at the meeting in person or by proxy will be the frequency for the advisory vote on compensation of our Named Executive Officers that has been selected by Stockholders. However, in the event that no option receives the vote of a majority of the shares, we will consider the option that receives the most votes to be the option selected by Stockholders.

How will voting on any other business be conducted?

          We do not know of any business to be considered at the 2011 Annual Meeting of Stockholders other than the proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, your shares will be voted by the holders of the proxies in their discretion.

Who may attend the meeting?

          All Donaldson Stockholders of record as of the close of business on September 22, 2011 may attend.

Where do I find the voting results of the meeting?

          We will publish the voting results in a Form 8-K to be filed with the SEC within four business days of the meeting.

How do I submit a Stockholder proposal?

          If you wish to include a proposal in the Company’s Proxy Statement for its 2012 Annual Meeting of Stockholders, you must submit the proposal in writing so that it is received no later than June 6, 2012. Please send your proposal to the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.

          Under our Bylaws, if you wish to nominate a Director or bring other business before the Stockholders at our 2012 Annual Meeting without having your proposal included in our Proxy Statement:

•	You must notify the Company Secretary of Donaldson Company, Inc. in writing between July 21, 2012 and August 20, 2012.

•

Your notice must contain the specific information required in our Bylaws. If you would like a copy of our Bylaws, we will send you one without charge. Please write to the Company Secretary at the address shown above.

Who pays for the cost of proxy preparation and solicitation?

          Donaldson pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail, email, and the internet. In addition, our Directors, Officers and other Employees may solicit proxies by email, telephone, facsimile, or personally. These individuals will receive no additional compensation for their services other than their regular salaries. We have retained Morrow & Co. LLC, with whom we have worked in the past, to assist in the solicitation of proxies for the Annual Meeting of Stockholders for a fee of approximately $10,000, plus associated costs and expenses.

SECURITY OWNERSHIP

          Set forth below is information regarding persons known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company based on the number of shares of Common Stock outstanding on September 22, 2011:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class

Columbia Wanger Asset Management, LLC	5,429,400(2)	7.2
227 West Monroe Street
Suite 3000
Chicago, IL 60606

State Farm Mutual Automobile Insurance Company	4,183,020(3)	5.6
One State Farm Plaza
Bloomington, IL 61710

Neuberger Berman Group LLC	4,159,084(4)	5.6
605 Third Avenue
New York, NY 10158

(1)

Fidelity Management Trust Company, as the trustee of the Company’s Retirement Savings Plan - 401(k) Profit Sharing and ESOP/PAYSOP Plan, held 4,581,295 shares, or 6.1%, of the Company’s Common Stock as of September 22, 2011. Fidelity disclaims beneficial ownership of the shares claiming that it holds the shares solely for the benefit of the Employee participants, and that it does not have the power to vote or dispose of those shares except as directed by the Employee participants. Fidelity’s business address is 82 Devonshire Street, Boston, MA, 02109.

(2)

Based on information provided in a Schedule 13G/A filed with the SEC on February 11, 2011, Columbia Wanger Asset Management, LLC, an investment advisor, reported that it has sole power to vote or direct the vote of 5,054,440 shares and sole power to dispose of or direct the disposition of 5,429,400 shares. The shares reported include shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, LLC. According to the Schedule 13G, Columbia Acorn Trust held 6.0% of the shares of the Company as of December 31, 2010.

(3)

Based on information provided in a Schedule 13G jointly filed with the SEC on February 8, 2011 by State Farm Mutual Automobile Insurance Company, an insurance company (“Auto Company”) and certain of its subsidiaries and affiliates: Auto Company reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 3,027,000 shares; State Farm Life Insurance Company, an insurance company (“SFLIC”), reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 304,800 shares; State Farm Investment Management Corp., an investment adviser and registered transfer agent (“SFIMC”), reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 43,100 shares; State Farm Insurance Companies Employee Retirement Trust (“SF Retirement Trust”) reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 419,800 shares; and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees (“SF Thrift Plan”) reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 388,320 shares. Auto Company is the parent company of multiple wholly owned insurance company subsidiaries, including SFLIC. Auto Company is also the parent company of SFIMC. SFIMC serves as transfer agent and investment adviser to three Delaware business trusts that are registered investment companies. Auto Company also sponsors SF Retirement Trust and SF Thrift Plan, two qualified retirement plans, for the benefit of its Employees. Auto Company has established an investment department that is directly or indirectly responsible for managing or overseeing the management of the investment and reinvestment of assets owned by each entity that has joined in filing the Schedule 13G. The investment department is responsible for voting proxies or overseeing the voting of proxies related to the shares of each entity that joined in the filing. Each insurance company included in the filing and SFIMC have established an investment committee that oversees the activities in managing that firm’s assets and the trustees of the qualified plans perform a similar role in overseeing the investment of each plan’s assets. Each of the reporting persons expressly disclaims beneficial ownership as to all shares as to which such person has no right to receive the proceeds of sale of the shares and disclaims that it is part of a group.

(4)

Based on information provided in a Schedule 13G jointly filed with the SEC on February 14, 2011, Neuberger Berman Group LLC, a holding company (“Neuberger Berman”), and Neuberger Berman LLC, an investment adviser and broker-dealer, each reported that it has shared power to vote or direct the vote of 3,573,586 shares and shared power to dispose of or direct the disposition of 4,159,084 shares. Neuberger Berman may be deemed to be a beneficial owner of securities because certain affiliated persons have shared power to dispose of the securities of many unrelated clients. Neuberger Berman or its affiliated persons do not, however, have any economic interest in the securities of those clients. The holdings of affiliates of Neuberger Berman are also aggregated to comprise the holdings referenced herein. Each of Neuberger Berman, Neuberger Berman LLC and certain affiliated persons disclaim beneficial ownership of any of the securities covered by this filing.

          The following table shows information regarding the beneficial ownership of the Company’s Common Stock and information concerning deferred restricted stock units, deferred share units under stock option exercises and phantom stock units beneficially owned, as of September 8, 2011, by each Director, each of the Named Executive Officers ((NEOs) as identified on page 24 and all Executive Officers (“Officers”) and Directors of the Company as a group. The shares listed in the table as beneficially owned include (i) shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares; (ii) deferred stock units that have vested and been deferred, as to which the beneficial owner has no voting or investment power; and (iii) shares subject to options exercisable within 60 days of September 8, 2011. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner, and the shares are not subject to any pledge.

Name of Beneficial Owner	Total Amount and Nature of Beneficial Ownership of Common Shares (1)(2)(3)(4)(5)	Percent of Common Shares	Deferred Stock Units Included in Total Amount Column (3)	Exercisable Options Included in Total Amount Column
William M. Cook	1,040,286	1.4	313,034	520,800
Thomas R. VerHage	112,701	*	33,044	78,249
Charles J. McMurray	178,137	*	13,153	98,900
Jay L. Ward	85,096	*	0	55,271
Sandra N. Joppa	64,073	*	19,125	35,478
F. Guillaume Bastiaens	110,744	*	—	60,058
Jack W. Eugster	105,158	*	—	47,229
Janet M. Dolan	102,732	*	—	57,600
Jeffrey Noddle	87,129	*	—	50,400
John F. Grundhofer	86,014	*	—	16,450
John P. Wiehoff	64,680	*	—	50,400
Paul D. Miller	62,695	*	—	49,668
Michael J. Hoffman	45,767	*	—	36,000
Willard D. Oberton	32,784	*	—	28,800
Ajita G. Rajendra	977	*	—	0
All Other Officers	419,214	*	12,860	239,060
Directors and Officers as a Group	2,598,187	3.5	391,216	1,424,363

*Less than 1%

(1)

Includes all beneficially owned shares, including restricted shares, shares for Non-Employee Directors held in trust, shares underlying the units listed under the Deferred Stock Units column and the shares underlying options exercisable within 60 days, as listed under the Exercisable Options column.

(2)

Includes the following shares held in the Employee Stock Ownership and Retirement Savings Plan trust: Cook, 46,161 shares; VerHage, 422 shares; McMurray, 22,361 shares; Ward, 6,757 shares; Joppa, 1,955 shares; all Directors and Officers as a group, 116,851 shares. Voting of shares held in the Employee Stock Ownership and Retirement Savings Plan trust is passed through to the participants. Also includes the following shares held in the Deferred Compensation and 401(k) Excess Plan trust: Cook, 15,406 shares; VerHage, 986 shares; McMurray, 2,234 shares; Ward, 615 shares; Joppa, 699 shares; all Directors and Officers as a group, 26,086 shares. Voting of shares held in the Deferred Compensation and 401(k) Excess Plan trust is passed through to the participants.

(3)

Deferred stock units that have vested and been deferred are included in the beneficial ownership totals and in the percent of ownership (columns 1 and 2), however, the beneficial owner has no voting or investment power. The Deferred Stock Units column includes phantom stock units allocated to Employees earning in excess of the limits established by the Internal Revenue Code for the qualified Employee Stock Ownership Plan that distributed shares in trust for Employees during the period from 1987 to 1996. ESOP phantom stock units are held by the NEOs in the following amounts: Cook, 5,581 units; VerHage, 0 units; McMurray, 0 units; Ward, 0 units; Joppa, 0 units; all Directors and Officers as a group, 6,438 units.

The Deferred Stock Units column also includes deferred restricted stock units under the Deferred Compensation and 401(k) Excess Plan. Deferred restricted stock units are held by the NEOs in the following amounts: Cook, 26,276 units; VerHage, 0 units; McMurray, 0 units; Ward, 0 units; Joppa, 2,977 units; all Directors and Officers as a group, 29,253 units.

The Deferred Stock Units column also includes deferred stock units under the Deferred Compensation and 401(k) Excess Plan for exercises of stock options where the executive has previously elected to defer the receipt of the underlying shares. Deferred stock option gain units are held by the NEOs in the following amounts: Cook, 193,671 units; VerHage, 3,554 units; McMurray, 0 units; Ward, 0 units; Joppa, 0 units; all Directors and Officers as a group, 197,225 units.

The Deferred Stock Units column also includes deferred stock units under the Deferred Compensation and 401(k) Excess Plan for deferral of shares awarded under the long term compensation plan under the 1991 Master Stock Compensation Plan and the 2001 Master Stock Incentive Plan, where the executive has previously elected to defer the receipt of the underlying shares. Deferred stock units are held by the NEOs in the following amounts: Cook, 87,506 units; VerHage, 29,490 units; McMurray, 13,153 units; Ward, 0 units; Joppa, 16,148 units; and all Directors and Officers as a group, 158,300 units.

(4)

Includes the following shares held in the Non-Employee Director’s deferred stock account trust: Bastiaens, 8,645 shares; Eugster, 31,651 shares; Dolan, 25,074 shares; Noddle, 21,599 shares; Grundhofer, 26,756 shares; Wiehoff, 14,080 shares; Miller 12,627 shares; Hoffman 9,767 shares; Oberton, 2,984 shares; Rajendra, 877 shares; all Directors and Officers as a group, 154,060 shares. Voting of shares held in the deferred stock account trust is passed through to the participants.

(5)	Includes 40,968 shares held in a trust of which Mr. Grundhofer is a trustee and has shared voting and investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and Officers to file initial reports of ownership and reports of changes in ownership with the SEC. To the Company’s knowledge, based on a review of copies of such forms and representations furnished to the Company during Fiscal 2011, all Section 16(a) filing requirements applicable to the Company’s Directors and Officers were satisfied, except that Charles McMurray and David Timm each filed one late Form 4 to report a regular payroll contribution into the Company’s 401(k) Excess Plan to purchase shares of Company Common Stock.

ITEM 1: ELECTION OF DIRECTORS

          The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than fifteen Directors and that the number of Directors may be changed from time to time by the affirmative vote of a majority of the Directors. The Board of Directors has currently established the number of Directors constituting the Board at eleven. Vacancies and newly created Directorships resulting from an increase in the number of Directors may be filled by a majority of the Directors then in office and the Directors so chosen will hold office until the next election of the class for which such Directors shall have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the Directors are elected at each Annual Meeting of the Stockholders. The terms of Mr. Bastiaens, Ms. Dolan, Mr. Noddle and Mr. Rajendra expire at this Annual Meeting.

          The Corporate Governance Committee and the Board of Directors reviewed and considered the qualifications and service of the four Directors in the class of Directors whose three-year terms expire at the 2011 Annual Meeting of Stockholders and approved their nomination to stand for re-election to the Board.

          The Board of Directors has no reason to believe that any nominees will be unavailable or unable to serve, but in the event any nominee is not a candidate at the meeting, the persons named in the proxy intend to vote in favor of the remaining nominees and such other person, if any, as they may determine.

Board Recommendation

          The Board of Directors recommends that Stockholders vote FOR the election of each Director nominee.

Information Regarding Directors

          The Director nominees and the Directors whose turn of office will continue after the meeting have provided information about themselves in the following section. SEC rules require us to discuss briefly the specific experience, qualifications, attributes, or skills that led the Board to conclude that each Director nominee and Directors should serve on our Board of Directors. This discussion is provided in a separate paragraph following each Director’s biography in the following sections.

Directors with Terms Expiring in 2011

Name	Principal Occupation and Business Experience and Key Attributes and Skills

F. Guillaume Bastiaens Age – 68 Director since 1995	Served as Vice Chairman (1998–2008) of Cargill, Inc., a provider of food, agricultural and risk management products and services, until his retirement in 2008. Also a Director of The Mosaic Company.

Bassy Bastiaens brings to the Board his international expertise acquired over many years as a global leader at Cargill, one the world’s largest international privately held companies. Bassy served as Vice Chairman of Cargill from 1998 until his retirement in 2008. He is originally from Belgium and worked in leadership positions for Cargill’s processing operations in Europe and the United States, and as its Chief Technology Officer. Bassy is an experienced public company Board member having served on the Donaldson Board since 1995 and the Mosaic Board since 2004. Bassy has a B.S. degree in Chemical Engineering from Hoger Instituut Der Kempen, Belgium.

Name	Principal Occupation and Business Experience and Key Attributes and Skills
Janet M. Dolan Age – 61 Director since 1996

President of Act 3 Enterprises, a consulting services company, since 2005. Served as Chief Executive Officer (1999–2005) and President (1998–2005) of Tennant Company, a manufacturer of indoor and outdoor cleaning solutions and specialty coatings, until her retirement in 2005. Also a Director of The Travelers Companies, Inc.

Janet Dolan brings to the Board her expertise as a leader in both the private and public sectors, including as CEO and as a Director of Tennant Company prior to her retirement in 2005. Janet is an experienced public company Board member having served on Donaldson’s Board since 1995 and the Travelers Board since 2001. Janet adds valuable risk management, governance, and industrial manufacturing company expertise. She also serves as Non-Executive Chair of the Board of Wenger Corporation, a private company. She also has served on the NYSE Listed Company Advisory Committee, the SEC Advisory Committee on Smaller Public Companies, and as a Director of the Minnesota Lawyers’ Professional Responsibility Board. Janet has a Bachelor’s degree from St. Catherine University and a J.D. degree from the William Mitchell College of Law.

Jeffrey Noddle Age – 65 Director since 2000

Served as Executive Chairman (2009–2010) of SUPERVALU INC., a food retailer and provider of distribution and logistics support services, until his retirement in 2010. Previously served as SUPERVALU’s Chairman and Chief Executive Officer (2002–2009). Also a Director of Ameriprise Financial, Inc.

Jeff Noddle brings to the Board his public company expertise in growing and leading the third-largest grocery retail company and leading food distributor in the United States as its CEO and Chairman. Jeff provides valuable operational and supply chain insights as well as strategic leadership and human resources guidance from his more than 30 years with SUPERVALU. Jeff is an experienced public company Director having served as Chairman and Director of SUPERVALU and as a Director of Donaldson since 2000 and Ameriprise since 2005. Jeff also serves on the Board of the Carlson School of Management at the University of Minnesota, and served as Chair of the 2009 Greater Twin Cities United Way campaign. Jeff holds a Bachelor’s degree from the University of Iowa.

Ajita G. Rajendra Age – 59 Director since 2010

President and Chief Operating Officer (2011) of A.O. Smith, a global manufacturer of residential and commercial water heating equipment and electric motors. Previously, Executive Vice President (2006–2011); Senior Vice President (2005–2006); President, A.O. Smith Water Products Company (2005–2011) and Director of Industrial Distribution Group (2007–2008).

Ajita Rajendra brings to the Board his public company leadership experience reflected now in his position as President and Chief Operating Officer of A.O. Smith. Ajita has valuable manufacturing experience in various categories, including consumer durables, industrial products, and appliances. Previously, Ajita has been the President of the A. O. Smith Water Products Company with global experience leading businesses and negotiating acquisitions and joint ventures. Ajita is originally from Sri Lanka, received a B.S. degree in Chemical Engineering at the Indian Institute of Technology, Delhi, India and an M.B.A. degree from Carnegie Mellon University.

Directors with Terms Expiring in 2012

Name	Principal Occupation and Business Experience and Key Attributes and Skills
Jack W. Eugster Age – 65 Director since 1993

Served as Non-Executive Chairman (2001–2005) of Shopko Stores, Inc., a retail products company. Served as Chairman, Chief Executive Officer, and President (1986–2001) of Musicland Stores Corporation, a retail consumer products company, until his retirement in 2001. Also a Director of Graco, Inc., Black Hills Corporation, and Life Time Fitness, Inc. Previously, Director of Golf Galaxy, Inc. (2005–2007).

Jack Eugster brings to the Board his expertise as a leader in the music and retail industry. Jack has extensive corporate governance experience having led both private and public companies and has served as a CEO, Chairman, and as a Non-Executive Chairman. Jack is an experienced public company Board member having served on the Donaldson Board since 1992, the Graco Inc. Board since 2004, the Black Hills Corporation Board since 2004, and the Lifetime Fitness Board since 2009. Jack also has a wide range of governance and oversight experience, including service on not-for-profit organizations, including as the past Chairman of the Minnesota Orchestral Association and as Chairman of the Carleton College Board of Trustees. Jack has a B.A. degree in Chemistry from Carleton College and an M.B.A. degree from Stanford University.

John F. Grundhofer Age – 72 Director since 1997

Served as Chairman (1990–1997 and 1999–2002) of U.S. Bancorp, a financial services provider, until his retirement in 2002. Previously, Chief Executive Officer (1990–2001) and President (1990–1999 and 2000–2001). Also a Director of Securian Financial Group, Inc., BJ’s Restaurants, Inc., Capmark Financial Group, Inc., and World Point Terminals, Inc.

Jack Grundhofer brings to the Board his expertise in the financial and banking industries, including oversight and management of financial risks and operations in the full range of economic environments and business cycles. Jack adds valuable expertise in the areas of strategic planning, mergers and acquisitions, and corporate governance through his leadership in growing U.S. Bancorp into one of the largest and leading commercial banks in the United States. Jack is an experienced public company Board member, including having served on the Donaldson Board since 1997 and on the Board of BJ’s Restaurants since 2002. Jack also has a wide range of governance and oversight experience through private and not-for-profit organizations. Jack has a Bachelor’s degree in Economics from Loyola Marymount University and an M.B.A. degree from the University of Southern California.

Name	Principal Occupation and Business Experience and Key Attributes and Skills
Admiral Paul David Miller Age – 69 Director since 2001

Served as Chairman (1999–2005) of Alliant Techsystems Inc. (ATK), an aerospace and defense company, until his retirement in 2005. Previously, Chief Executive Officer (1999–2003) and President (2000–2001). Prior to his retirement from the U.S. Navy following a 30 year career, Admiral Miller served as Commander-in-Chief, U.S. Atlantic Command and NATO Supreme Allied Commander-Atlantic. Also a Director of Teledyne Technologies, Incorporated.

Paul David Miller brings to the Board his expertise in leadership, strategy, and risk management. Admiral Miller also adds the expertise and insights from his distinguished 30- year career in the United States Navy. Prior to his retirement, he was Commander-in-Chief, U.S. Atlantic Command, one of five U.S. theater commands, and served concurrently as NATO Supreme Allied Commander-Atlantic. Admiral Miller transitioned those skills successfully to the business world, including his term as CEO and Chairman of ATK. Admiral Miller is an experienced public company Board member having served on the Donaldson Board since 2001 and Teledyne Technologies since 2001. Admiral Miller has a Bachelor’s degree from Florida State University, completed the U.S. Navy War College, and has an M.B.A. degree from the University of Georgia.

Directors with Terms Expiring in 2013

Name	Principal Occupation and Business Experience and Key Attributes and Skills

William M. Cook Age – 58 Director since 2004

Chairman (2005), President, and Chief Executive Officer of the Company since August 2004. Previously, Senior Vice President and Chief Financial Officer (2001–2004); Senior Vice President, International; and Senior Vice President, Commercial and Industrial (1996–2000). Also a Director of IDEX Corporation and Valspar Corporation.

Bill Cook brings to the Board his industry experience for the past 30 years at Donaldson where he has held a wide range of financial and business positions with global responsibilities. Bill is an experienced public company Board member having served on the Donaldson Board since 2004 and as an independent public company Director for IDEX since 2008 and Valspar since 2010. Bill also has valuable experience from his past service on various charitable organizations. Bill has a B.S. degree in Business Administration and an M.B.A. degree from Virginia Tech.

Michael J. Hoffman Age – 56 Director since 2005

Chairman (2006), Chief Executive Officer (2005), and President (2004) of The Toro Company, a provider of outdoor maintenance and beautification products. Previously, Group Vice President (2001–2004); Vice President and General Manager (2000–2001).

Mike Hoffman brings to the Board his expertise as a public company leader at The Toro Company where he started in 1977 and is now CEO, President and Chairman of the Board. Mike adds valuable marketing and strategic planning experience working for a company that has a strongly branded identity. Mike is an experienced public company Board member having served on the Boards of Donaldson and Toro since 2005. Mike also has served on the Boards of the Carlson School of Management at the University of Minnesota, the Greater Twin Cities United Way, and the Minnesota Vikings Board of Advisors. Mike has a Bachelor’s degree in Marketing Management from the University of St. Thomas and an M.B.A degree from the University of Minnesota – Carlson School of Management.

Willard D. Oberton Age – 53 Director since 2007

Chief Executive Officer (2002) and President (2001) of Fastenal Company, an industrial and construction supplies company. Previously, Chief Operating Officer (1997–2002) and Executive Vice President (2000–2001). Also a Director of Fastenal Company.

Name	Principal Occupation and Business Experience and Key Attributes and Skills

Will Oberton brings to the Board his expertise as a public company leader at Fastenal Company. Will started at Fastenal in 1980 and has served in various sales, operational, and, ultimately, management roles, until he was named President in 2001 and CEO in 2002. Will was named 2006 CEO of the Year by Morningstar, Inc. Will is an experienced public company Board member having served on Donaldson’s Board since 2007 and the Fastenal Board since 1999. Will has a Marketing degree from St. Cloud Technical College.

John P. Wiehoff Age – 50 Director since 2003	Chairman (2007), Chief Executive Officer (2002), and President (1999) of C.H. Robinson Worldwide, Inc., a transportation, logistics and sourcing company. Also a Director of Polaris Industries Inc.

John Wiehoff brings to the Board his expertise as a public company leader at C.H. Robinson. John has significant public company financial experience, first as CPA at a large public accounting firm and subsequently in various leadership positions in the financial organization at C.H. Robinson, including serving as its CFO prior to becoming CEO. John adds valuable supply chain, logistics, and international expertise working for a company that is a global provider of multimodal transportation services and logistics services. John is an experienced public company Board member having served on the C.H. Robinson Board since 2001, the Donaldson Board since 2003 and the Polaris Industries Board since 2007. John has a B.S. degree from St. John’s University.

CORPORATE GOVERNANCE

Board Oversight and Director Independence

          Donaldson’s Board believes that a primary responsibility of the Board of Directors is to provide effective governance over Donaldson’s business. The Board selects the Chairman of the Board and the Chief Executive Officer and monitors the performance of senior management to whom it has delegated the conduct of the business. The Board has adopted a set of Corporate Governance Guidelines to assist in its governance, and the complete text of Donaldson’s Corporate Governance Guidelines is available on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

          Our Corporate Governance Guidelines provide that a significant majority of our Directors will be Non-Employee Directors who meet the independence requirements of the NYSE. The Corporate Governance Guidelines also require that our Corporate Governance, Audit, and Human Resources Committees be comprised entirely of Non-Employee Directors who meet all of the independence and experience requirements of the NYSE and SEC.

          The Board has established the following independence standards consistent with the current listing standards of the NYSE for determining independence:

•	A Director will not be considered independent if, within the preceding three years:

	•	The Director was an Employee of Donaldson, or an immediate family member of the Director was an Executive Officer of Donaldson;

•

The Director or an immediate family member of the Director has received during any 12-month period more than $120,000 in direct compensation from us (other than Director and Committee fees and pension or other forms of deferred compensation for prior service to us);

•	An Executive Officer of Donaldson was on the compensation committee of a company which, at the same time, employed the Director or an immediate family member of the Director as an Executive Officer;

•

The Director was an Executive Officer or Employee of, or an immediate family member of the Director was an Executive Officer of, another company that does business with us and the annual revenue derived from that business by either company exceeds the greater of (i) $1,000,000 or (ii) 2% of the annual gross revenues of such company; or

•	The Director or an immediate family member of the Director has been affiliated with or employed in a professional capacity by our independent registered public accounting firm.

          The Board has evaluated the transactions and relationships between each of our Non-Employee Directors and the Company, including those companies where Directors serve as an Officer. All transactions and relationships were significantly below the thresholds described above and all involved only the ordinary course of business purchase and sale of goods and services at companies where Directors serve as an Officer. Based on this review and the information provided in response to annual questionnaires completed by each independent Director regarding employment, business, familial, compensation, and other relationships with the Company and management, the Board has determined that every Director, with the exception of Bill who is an Employee Director, (i) has no material relationship with Donaldson, (ii) satisfies all of the SEC and NYSE independence standards and our Board-approved independence standards and (iii) is independent. The Board also has determined that each member of its Corporate Governance, Audit and Human Resources Committees is an independent Director.

Policy and Procedures Regarding Transactions with Related Persons

          Our Board of Directors, upon the recommendation of the Corporate Governance Committee, has adopted a written Related Person Transaction Policy. This policy delegates to our Audit Committee responsibility for reviewing, approving, or ratifying transactions with certain “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of the Directors or Officers of the Company, certain Stockholders and members of their immediate family.

          Our Related Person Transaction Policy applies to transactions that involve a related person where we are a participant and the related person has a material direct or indirect interest. Certain types of transactions have been evaluated and preapproved by the Board under the policy:

•	Any transaction in the ordinary course of business in which the aggregate amount involved will not exceed $120,000;

•	Any transaction where the related person’s interest arises solely from being a Stockholder and all Stockholders receive the same benefit on a pro rata basis; and

•

Any transaction with another company at which a related person’s only relationship is as an Employee, Director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of (i) $500,000 or (ii) 1% of that company’s or Donaldson’s total annual revenues.

Board Leadership Structure

          Our Corporate Governance Guidelines provide that the Board does not require the separation of the offices of Chairman of the Board and CEO. Our Board has the right to exercise its judgment to choose the Chairman as it deems best for the Company at any point in time. Currently, Bill serves as both Chairman of the Board and CEO. Since the position of Chairman is not held by an independent Director, the Board has provided in the Corporate Governance Guidelines that the Chair of the Corporate Governance Committee will serve as the Lead Director. Currently Jack Grundhofer is the Chair of the Corporate Governance Committee and he has been appointed as the Lead Director. The Lead Director’s duties include coordinating the activities of the independent Directors, coordinating the agenda for and moderating executive sessions of the Board’s independent Directors, and facilitating communications between the other members of the Board. In performing these duties, the Lead Director is expected to consult with the Chairpersons of the appropriate Board Committees and solicit their participation in order to avoid diluting the authority or responsibilities of such Committee Chairperson.

          The Board and its Corporate Governance Committee have carefully assessed the issue of a division of the responsibilities of Chair and CEO and its application specifically to Donaldson and have determined that our current Board structure ensures a strong and independent Board of Directors and provides better governance and creation of long-term value for our Stockholders. Our Board consists of ten independent Directors all of whom have served in significant management and/or Board capacities at other public companies. Bill Cook is the only Employee Director on the Board. All of our Board Committees are restricted to only the independent Directors.

          The Chair and CEO is fully accountable to the Board, its Committees, and the Lead Director. This division of power is effective in ensuring that good principles of corporate governance will continue to be followed. The ten independent Directors meet in executive session at every Board and Committee meeting and have the authority to ensure that the proper balance of power, authority, and transparency is maintained in all aspects of governance at Donaldson. We believe our Board leadership structure supports the risk oversight function of our Board.

Risk Oversight by Board of Directors

          Our Board of Directors has responsibility for the oversight of risk management. The Board either as a whole or through its Committees, regularly discusses with management the Company’s risk assessments and risk management procedures and controls.

•

The Audit Committee has responsibility in its Charter to review the Company’s strategies, processes, and controls with respect to risk assessment and risk management and assists the Board in its oversight of risk management.

•

The Human Resources Committee has responsibility in its Charter to review and assess risk with respect to the Company’s compensation arrangements and practices, including with respect to incentive compensation.

•

The Corporate Governance Committee oversees risks associated with its areas of responsibility, including the risks associated with Director and CEO succession planning, Non-Employee Director compensation, and corporate governance practices.

          Our Board is kept abreast of the risk oversight efforts by its Committees through regular reports to our full Board by our Committee Chairs.

Meetings and Committees of the Board of Directors

          There were seven meetings of the Board of Directors in Fiscal 2011. Each Director attended at least 75% of the aggregate of all meetings of the Board and its Committees on which she or he served during the year. It also is our policy that Directors are expected to attend our Annual Meeting of Stockholders. Last year, all eleven individuals then serving as Directors attended the Annual Meeting of Stockholders.

          The Board of Directors has three Committees:

•	Audit Committee

•	Human Resources Committee

•	Corporate Governance Committee

          Each of the Board Committees has a written charter, approved by the Board, establishing the authority and responsibilities of the Committee. Each Committee’s charter is posted on the Investor Relations page of our website at www.donaldson.com under the “Governance” caption. The following tables provide a summary of each Committee’s key areas of oversight, the number of meetings of each Committee during the last fiscal year, and the names of the Directors serving on each Committee.

Audit Committee

Responsibilities		Number of Meetings in Fiscal 2011: 8

•	Appoints and replaces the independent registered public accounting firm and oversees the work of the independent auditor.	Directors who serve on the Committee: Jack W. Eugster, Chair Janet M. Dolan Paul David Miller Ajita G. Rajendra John P. Wiehoff

•	Pre-approves all auditing services and permitted non-audit services to be performed by the independent auditor, including related fees.

•

Reviews with management and the independent auditor our annual audited financial statements and recommends to the Board whether the audited financial statements should be included in Donaldson’s Annual Report on Form 10-K.

•	Reviews with management and the independent auditor our quarterly financial statements and the associated earnings news releases.

•	Reviews with management and the independent auditor significant reporting issues and judgments relating to the preparation of our financial statements, including internal controls.

•	Reviews with management and the independent auditor our critical accounting policies and practices and major issues regarding accounting principles.

•	Reviews the Company’s strategies, processes, and controls with respect to risk assessment and risk management and assists the Board in its oversight of risk management.

•	Reviews the appointment, performance, and replacement of the senior internal audit executive and reviews the CEO’s and CFO’s certification of internal controls and disclosure controls.

•	Reviews Donaldson’s compliance programs and procedures for the receipt, retention, and handling of complaints regarding accounting, internal controls, and auditing matters.

Human Resources Committee

Responsibilities		Number of Meetings in Fiscal 2011: 3

•	Reviews and approves the CEO’s compensation, leads an annual evaluation of the CEO’s performance, and determines the CEO’s compensation based on this evaluation.	Directors who serve on the Committee: Jeffrey Noddle, Chair F. Guillaume Bastiaens Michael J. Hoffman Willard D. Oberton John P. Wiehoff

•	Reviews and approves executive compensation plans and all equity-based plans.

•	Reviews and approves incentive compensation goals and performance measurements applicable to our Officers.

•	Reviews the Company’s compensation risk analysis.

•	Reviews and recommends that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Form 10-K.

Corporate Governance Committee

Responsibilities		Number of Meetings in Fiscal 2011: 2

•	Reviews and establishes the process for the consideration and selection of Director candidates and recommends Director candidates for election to the Board.	Directors who serve on the Committee: John F. Grundhofer, Chair F. Guillaume Bastiaens Janet M. Dolan Michael J. Hoffman Paul David Miller Willard D. Oberton

•	Reviews and recommends the size and composition of the Board.

•	Reviews and recommends the size, composition, and responsibilities of all Board Committees.

•	Reviews and recommends policies and procedures to enhance the effectiveness of the Board, including those in the Corporate Governance Guidelines.

•	Oversees the annual Board’s self-evaluation process.

•	Reviews and recommends to the Board the compensation paid to the independent, Non-Employee Directors.

Corporate Governance Guidelines

          Our Board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These guidelines address a broad range of topics, including Director qualifications, Director nomination processes, term limits, Board and Committee structure and process, Board evaluations, Director education, CEO evaluation, CEO and management succession and development planning, and conflicts of interest. The complete text of the guidelines is available on the Investor Relations page of our website at www.donaldson.com under the Corporate Governance caption.

Code of Business Conduct and Ethics

          All of our Directors and Employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and other senior executives, are required to comply with our code of business conduct and ethics to help ensure that our business is conducted in accordance with the highest standards of legal and ethical behavior. Employees are required to bring any violations and suspected violations of the code to Donaldson’s attention through management, Donaldson’s Compliance Committee, Donaldson’s legal counsel, or by using our confidential compliance helpline. Our toll-free U.S. compliance helpline number is 888-366-6031. Information on accessing the helpline from our international locations is available at www.donaldson.com.

          The full text of our code of business conduct and ethics is posted on the Investor Relations page of our website at www.donaldson.com under the Corporate Governance caption.

Board Composition and Qualifications

          Our Corporate Governance Committee oversees the process for identifying and evaluating candidates for the Board of Directors. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Stockholders. General and specific guidelines for Director selection and qualification standards are detailed in the Corporate Governance Guidelines. The Corporate Governance Committee will consider nominations from Stockholders under these standards if the nominations are timely received as described in this proxy statement.

Director Selection Process

          The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than fifteen Directors and that the number of Directors may be changed from time to time by the affirming vote of a majority of the Directors. The Board of Directors has currently established the number of Directors constituting the entire Board at eleven. Vacancies and newly created Directorships resulting from an increase in the number of Directors may be filled by a majority of the Directors then in office and the Directors so chosen will hold office until the next election of the class for which such Directors shall have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the Directors are elected at each Annual Meeting of the Stockholders. Based on a recommendation from the Corporate Governance Committee, each year the Board will recommend a slate of Directors to be presented for election at the Annual Meeting of Stockholders.

          The Corporate Governance Committee will consider candidates submitted by members of the Board, Director search firms, executives and our Stockholders, and the Committee will review such candidates in accordance with our Bylaws, Corporate Governance Guidelines, and applicable legal and regulatory requirements. The Corporate Governance Committee’s process includes the consideration of the qualities listed in the Corporate Governance Guidelines, including that Directors should possess the highest personal and professional ethics, integrity, and values and be committed to representing the long-term interests of the Stockholders. The Corporate Governance Committee reviews and discusses Director candidates on a regular basis at its Committee meetings. In identifying and recommending candidates for nomination by the Board as a Director of Donaldson, the Corporate Governance Committee will consider appropriate criteria including current or recent experience as a Chairman of the Board, CEO or other senior Officer; business expertise, and diversity factors. Diversity is meant to be interpreted broadly. It includes race, gender, and national origin and also includes differences of professional experience, global experience, education, and other individual qualities and attributes. The Committee will work periodically with one or more nationally recognized search firms to assist in identifying strong Director candidates and will seek candidates who are minorities and/or women. We also will consider general criteria such as independence, ethical standards, a proven record of accomplishment, and the ability to provide valuable perspectives and meaningful oversight. Candidates recommended by Stockholders are evaluated in accordance with the same criteria as other candidates and recommendations should be submitted by following the same procedures as required to formally nominate a candidate.

          Our Bylaws provide that if a Stockholder proposes to nominate a candidate at the Annual Meeting of Stockholders, the Stockholder must give written notice of the nomination to our Corporate Secretary in compliance with the applicable deadline for submitting Stockholder proposals for the applicable Annual Meeting. The Stockholder must attend the meeting in person or by proxy. The Stockholder’s notice must set forth as to each nominee all information relating to the person whom the Stockholder proposes to nominate that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected). No Stockholders submitted Director nominations in connection with this year’s meeting.

Independent Director Executive Sessions and Evaluations

          The Chair of our Corporate Governance Committee, John F. Grundhofer, currently is designated as Lead Director and presides over all meetings or executive sessions of the independent Directors. Our independent Directors meet in executive session without management present at each Board meeting. Likewise, all Board Committees regularly meet in executive session without management. The Board and each Committee conducted an evaluation of its performance in Fiscal 2011.

Communications with Directors

          The Donaldson Company Compliance Helpline is in place for our Employees and others to direct their concerns to the Audit Committee, including on a confidential and anonymous basis, regarding accounting, internal accounting controls, and auditing matters.

          In addition, we have adopted procedures for our Stockholders, Employees, and other interested parties to communicate with the members of the Board of Directors. You should communicate by writing to the Chair of the Audit Committee, the Chair of the Corporate Governance Committee, the independent Directors as a group, or the full Board, in the care of the office of the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.

          Written communications about accounting, internal accounting controls, and auditing matters should be addressed to the Chair of the Audit Committee. Please indicate if you would like your communication to be kept confidential from management. The procedures for communication with the Board of Directors also are posted on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

Audit Committee Expertise; Complaint-Handling Procedures

          In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the Board to meet the financial literacy requirements of the NYSE’s listing standards. The Board also has designated John P. Wiehoff as the Audit Committee financial expert as defined by SEC regulations.

          In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention, and handling of complaints regarding accounting and auditing matters. These procedures include a means for Employees to submit concerns on a confidential and anonymous basis, through Donaldson’s compliance helpline.

DIRECTOR COMPENSATION

          Annual compensation for our Non-Employee Directors is designed to attract and retain highly qualified Non-Employee Directors and to provide equity-based compensation in order to tie Director compensation to our Stockholders’ interests. Directors are subject to a stock ownership requirement to own shares equal to five times their annual retainer within five years of their election as a Director. As of the end of Fiscal 2011, all Non-Employee Directors who had been a Director for five years had met their ownership requirements. Non-Employee Director compensation is comprised of annual retainers, meeting fees, and an annual stock option grant.

          Our Corporate Governance Committee (“Committee”) assists the Board of Directors in providing oversight on Director compensation. The Committee oversees, reviews, and reports to the Board on Director compensation. The Committee annually reviews competitive market data for Non-Employee Director compensation and makes recommendations to the Board of Directors for its approval. The Committee is assisted in performing its duties by our Human Resources Department, and when needed, an independent outside executive compensation consultant.

          During Fiscal 2011, a market analysis was completed by our Human Resources Department and reviewed by the Committee. This review consisted of an analysis of competitive market data from a selected peer group of companies. This peer group was consistent with the peer group used for the executive compensation review (see the Compensation Process section of the Compensation Discussion and Analysis for additional details). Overall, the review showed that our Director compensation program is aligned with market trends and our peer group.

          Effective January 1, 2011, the annual stock option grant for Non-Employee Directors was changed from being fully vested at the date of grant to becoming vested over a three year period from date of grant in one-third increments. Also, effective January 1, 2011, the interest rate credited to any cash deferred into the deferred cash account after December 31, 2010 was change from ten-year Treasury Bonds plus two percent to the ten-year Treasury Bonds.

Annual Retainer

          Non-Employee Directors receive an annual retainer of $38,000. Thirty percent of the annual retainer is automatically deferred into a deferred stock account. The number of shares of stock deferred is equal to the amount of the retainer deferred divided by the stock price on the date of the retainer payment, which is January 1st. The remainder of the retainer is paid in cash unless the Director elects, prior to the year the retainer is paid, to defer all or a portion of the remaining retainer into the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors.

          The Chairs of the Board Committees receive an annual retainer as follows:

•	$10,000 for the Audit Committee Chair

•	$8,500 for the Human Resources Committee Chair

•	$7,500 for the Corporate Governance Committee Chair

          These retainers are also paid in cash unless the Director elects to defer all or a portion of the retainer into the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors.

Meeting Fees

          Non-Employee Directors receive $2,500 for each Board meeting attended. Members of the Board Committees receive the following meeting fees for each Committee meeting:

•	$1,500 for Audit Committee meetings

•	$1,000 for Human Resources Committee meetings

•	$1,000 for Corporate Governance Committee meetings

          Non-Employee Directors can elect to receive the fees in cash, deferred cash, or deferred stock. For those electing to receive deferred stock for their meeting fees, shares are deferred into the deferred stock account effective December 31st and June 30th of each year. The number of shares of stock deferred is equal to the amount of the meeting fees divided by the stock price on the effective date or on the previous business day if the effective date falls on a holiday or weekend.

Stock Options

          The Company’s Non-Qualified Stock Option Program for Non-Employee Directors provides an annual grant of a non-qualified stock option to purchase 7,200 shares of Common Stock to each Non-Employee Director who is a member of the Board on the first business day following January 1st of each year. The annual grant date in Fiscal 2011 was January 3, 2011. The grant price is the closing stock price on the date of grant. The options are subject to a 3-year vesting schedule so that one-third of the shares vest on the first year anniversary, one-third vest on the second year anniversary, and one-third vest on the third year anniversary, and the options have a ten-year term. The option awards granted from 1998 through 2004 include a “reload option” that has the same features as the reload options granted to Officers. The reload grant features are described in the Compensation and Discussion Analysis section under the Stock Option description.

Deferred Compensation

          The Company sponsors the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors, a non-qualified deferred compensation plan. The Plan permits the Directors to elect to receive their annual retainers and meeting fees in one or more of the following methods:

•	In cash on a current basis;

•	In cash on a deferred basis (deferred cash account); or

•	In Company stock on a deferred basis (deferred stock account).

          Annual retainers are paid on January 1st. As predetermined by the Board, the number of shares deferred into the deferred stock account for the annual retainers is equal to the amount of the retainer deferred divided by the closing stock price on previous business day.

          Meeting fees are paid on December 31st and June 30th. As determined by the Board, the number of shares of stock deferred into the deferred stock account for meeting fees is equal to the amount of the meeting fees elected to be deferred divided by the closing stock price on December 31st and June 30th or the previous business day if it falls on a holiday or weekend.

          Any amount deferred into a deferred cash account prior to January 1, 2011 will be credited with interest at a rate equal to the ten-year Treasury Bond rate plus two percent. Effective for deferrals made after December 31, 2010, the interest rate will be the ten-year Treasury Bond rate.

          The amounts deferred into a deferred stock account will be credited with any quarterly dividends paid on the Company’s Common Stock. The Company contributes shares in an amount equal to the deferred stock accounts to a trust and a Director is entitled to direct the trustee to vote all shares allocated to the Director’s account. The Common Stock will be distributed to each Director following retirement pursuant to the Director’s deferral payment election. The trust assets remain subject to the claims of the Company’s creditors, and become irrevocable in the event of a “Change in Control” as defined under the 1991 Master Stock Compensation Plan, the 2001 Master Stock Incentive Plan and the 2010 Master Stock Incentive Plan.

          The Fiscal 2011 compensation for our Non-Employee Directors is shown in the following table.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings(4) ($)	All Other Compen- sation(5) ($)	Total ($)
F. Guillaume Bastiaens	40,120	19,407	154,189	0	4,767	218,483
Janet M. Dolan	46,120	19,349	135,105	0	2,599	203,173
Jack W. Eugster	8,400	75,600	154,790	1,482	6,875	247,147
John F. Grundhofer	0	67,999	233,951	0	984	302,934
Michael J. Hoffman	0	62,504	135,105	0	0	197,609
Paul David Miller	31,500	37,999	135,105	0	0	204,604
Jeffrey Noddle	29,988	32,928	135,105	0	0	198,021
Willard D. Oberton	33,450	22,789	135,105	0	0	191,344
Ajita G. Rajendra	26,333	51,470	135,105	0	0	212,908
John P. Wiehoff	0	71,501	135,105	0	0	206,606

(1)

The column shows the portion of the 70% of the annual retainer, the additional retainer for Chairs of a Board Committee, and the meeting fees, that each Director has elected to receive in cash. Each Director had the option to elect to receive these amounts in cash, deferred cash, or a deferred stock award. The amount in this column for Mr. Eugster was deferred into a deferred cash account.

(2)

This column represents the aggregate grant date fair value of deferred stock awards granted during Fiscal 2011 computed in accordance with FASB ASC Topic 718. This column includes the 30% of the annual retainer that is payable in a deferred stock award. It also includes all or a portion of the additional 70% of the annual retainer, Chair retainers, and meeting fees which the Directors elected to receive in a deferred stock award.

The Fiscal 2011 deferred stock awards for meeting fees were made effective December 31, 2010 and June 30, 2011, the dates previously established by the Board of Directors. The valuation for those awards was the closing market price of the stock on those dates. The Fiscal 2011 deferred stock award for the annual retainers was made effective January 1, 2011, the date previously established by the Board of Directors. The valuation for that award was the closing market price on the stock on the previous business day, December 31, 2010.

All the Directors elected to receive part or all of their remaining fees in deferred stock awards.

The following table lists for each Director (a) the deferred stock awards that are vested and will be paid out at the deferral election date made by the Director as of July 31, 2011, and (b) the restricted stock that vests upon normal retirement from the Board, subject to the approval of the Board:

	Deferred Stock	Restricted Stock	Total
Mr. Bastiaens	8,645	8,910	17,555
Ms. Dolan	25,074	4,858	29,932
Mr. Eugster	31,651	12,850	44,501
Mr. Grundhofer	26,756	1,840	28,596
Mr. Hoffman	9,767	0	9,767
Mr. Miller	12,627	0	12,627
Mr. Noddle	21,599	0	21,599
Mr. Oberton	2,984	0	2,984
Mr. Rajendra	877	0	877
Mr. Wiehoff	14,080	0	14,080

(3)

This column represents the aggregate grant date fair value of stock option awards to purchase 7,200 shares of Common Stock granted during Fiscal 2011 to each Non-Employee Director computed in accordance with FASB ASC Topic 718. Refer to Footnote I to the Consolidated Financial Statements in our Annual Report on Form 10-K for Fiscal 2011 for our policy and assumptions made in the valuation of share-based payments.

          The amount included in this column for each Non-Employee Director includes $135,105, reflecting the grant date fair value of options to purchase 7,200 shares of Common Stock granted on January 3, 2011, the grant date previously established by the Board of Directors. The grant price for those options was the closing market price of the stock on that date. Mr. Miller elected to transfer 2,768 of his total 7,200 award to members of his immediate family. The amount included for Mr. Bastiaens also includes $19,084, reflecting the grant date fair value of two reload options granted on November 23, 2010. The amount included for Mr. Eugster also includes $19,685, reflecting the grant date fair value of three reload options granted on September 24, 2010, November 19, 2010 and December 1, 2010. The amount included for Mr. Grundhofer includes $98,846, reflecting the grant date fair value of two reload options granted on September 27, 2010.

As of July 31, 2011, the last day of our fiscal year, each of the Non-Employee Directors had the following stock options outstanding:

	Exercisable	Unexercisable
Mr. Bastiaens	60,058 shares	7,200 shares
Ms. Dolan	57,600 shares	7,200 shares
Mr. Eugster	47,229 shares	7,200 shares
Mr. Grundhofer	16,450 shares	7,200 shares
Mr. Hoffman	36,000 shares	7,200 shares
Mr. Miller	49,668 shares	4,432 shares
Mr. Noddle	50,400 shares	7,200 shares
Mr. Oberton	28,800 shares	7,200 shares
Mr. Rajendra	0 shares	7,200 shares
Mr. Wiehoff	50,400 shares	7,200 shares

(4)	Includes above market interest earnings on deferred cash compensation.

(5)	This column represents the amount of cash dividends paid on previously granted restricted stock awards last made to Non-Employee Directors in 1997.

ITEM 2: AMENDMENT TO CERTIFICATE OF INCORPORATION
TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

          The Company’s Board of Directors has determined that Article Fourth of the Company’s Restated Certificate of Incorporation should be amended and has voted to submit an amendment to the Company’s Stockholders for adoption. The proposed amendment to Article Fourth would increase the number of authorized shares of Common Stock, par value $5.00, from 120,000,000 to 240,000,000, and the total number of shares of stock which the Company has the authority to issue from 121,000,000 to 241,000,000. As of September 22, 2011, there were 74,518,942 shares of Common Stock outstanding, and 8,247,760 shares reserved for future issuance pursuant to the Company’s equity compensation plans.

Purpose of the Amendment

          The Board believes it is in the best interest of the Company to increase the number of authorized shares of Common Stock in order to give the Company greater flexibility in considering and planning for future potential business needs. The Board believes that additional authorized shares of Common Stock will enable the Company to take timely advantage of market conditions and the availability of favorable financing and acquisition opportunities without the delay and expense associated with convening a special Stockholders’ meeting (unless otherwise required by the rules of the NYSE). The Company last increased it authorized shares at the Annual Meeting of Stockholders in November 2003.

          The Company has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of Common Stock resulting from the proposed increase in authorized shares. The additional shares of Common Stock will be available for issuance by the Board for various corporate purposes, including but not limited to, stock splits, stock dividends, grants under equity compensation plans, financings, potential strategic transactions, including mergers, acquisitions, and business combinations, as well as other general corporate transactions, although the Company has no present plans to use them in any such regard.

Possible Effects of the Amendment and Additional Anti-Takeover Consideration

          If the amendment to the Restated Certificate of Incorporation is approved, the additional authorized shares would be available for issuance at the discretion of the Board and without further stockholder approval, except as may be required by law or the rules of the NYSE. The additional shares of authorized Common Stock, if and when issued, would have the same rights and privileges as the shares of Common Stock currently issued and outstanding. The adoption of the amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of existing Stockholders. Shares of Common Stock issued otherwise than for a stock split may decrease existing Stockholders’ percentage equity ownership, could be dilutive to the voting rights of existing Stockholders and could have a negative effect on the market price of the Common Stock. Current Stockholders have no preemptive or similar rights.

          This proposal to increase the authorized number of shares has been prompted by the need to give the Company the flexibility to address ongoing business needs in the ordinary course of business and to provide for the ability to participate in the various corporate purposes described above. The Company has not proposed the increase in the number of authorized shares of Common Stock with the intention of using the additional authorized shares for anti-takeover purposes, but the Company would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized number of shares of Common Stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, Stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to oppose changes in control of the Company and perpetuate the Company’s management, including transactions in which the Stockholders might otherwise receive a premium for their shares over then current market prices.

          If the Company’s Stockholders approve the increase in the number of authorized shares of Common Stock to 240,000,000, the Board will have authority to file with the Delaware Secretary of State an amendment to the Company’s Restated Certificate of Incorporation to designate an additional 120,000,000 shares of Common Stock. Upon approval and following such filing with the Delaware Secretary of State, the amendment will become effective on the date it is filed.

Board Recommendation

          The Board of Directors recommends a vote FOR the amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.

EXECUTIVE COMPENSATION

Compensation Committee Report

          The Human Resources Committee (“Committee”) of the Board of Directors of Donaldson, acting in its capacity as the Compensation Committee of the Company, has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2011.

Submitted by the Human Resources Committee

Jeffrey Noddle, Chair
F. Guillaume Bastiaens
Michael J. Hoffman
Willard D. Oberton
John P. Wiehoff

Compensation Discussion and Analysis

Executive Summary

          The Compensation Discussion and Analysis provides information on Donaldson’s executive compensation program and the compensation awarded for Fiscal 2011 to the following Executive Officers (our “Named Executive Officers” or “NEOs”):

•	William Cook, Chairman, President and Chief Executive Officer (CEO)

•	Thomas VerHage, Vice President and Chief Financial Officer (CFO)

•	Charles McMurray, Senior Vice President, Industrial Products

•	Jay Ward, Senior Vice President, Engine Products

•	Sandra Joppa, Vice President, Human Resources

This Compensation Discussion and Analysis should be reviewed in conjunction with the tables and narratives that follow it.

          Principles and Objectives of Donaldson’s Executive Compensation Program.

          The Committee establishes and administers our executive compensation program. The key principles of our executive compensation strategy include:

•	Aligning our compensation to financial measures that balance both annual results and long-term decisions

•	Emphasizing Company financial performance by linking a significant portion of pay to the financial performance of the Company

•	Providing significant amounts of equity-based compensation in order to tie our Officer compensation to our Shareholders’ interests

•	Targeting total compensation by comparison to proxy disclosure data for our established peer group (as recommended by an outside independent consultant) and published survey market data

•	Requiring significant stock ownership by our Officers

          The Company’s objective is to create long-term Shareholder value through superior share price appreciation. Our executive compensation program is designed to support this objective and ensure that the interests of our Executive Officers (“Officers”) are properly aligned with our Shareholders’ interests. The program emphasizes variable, performance-based compensation that promotes the achievement of short-term and long-term business objectives aligned with the Company’s business strategy, and rewards performance when those objectives are met. We believe our program has contributed to our Company’s strong growth and returns. The mix of base salary, annual cash incentives, and long-term incentives is designed to ensure the long-term growth of the Company while still delivering strong annual results and returns. Our executive compensation program has been designed to ensure that a significant portion of compensation is directly tied to the financial performance of the Company which directly impacts Shareholder value.

          The key objectives of our executive compensation program include:

•	Aligning the interests of our Officers with the long-term interests of our Shareholders

•	Providing competitive pay which enables us to attract, retain, reward, and motivate top leadership talent

•	Increasing Shareholder value

          The Committee believes the executive compensation program assists the Company in retaining a strong executive leadership team which works together to create maximum Shareholder value. Also, our NEOs have high stock ownership requirements, ranging from three to ten times base salary, which further aligns the interests of our NEOs with the long-term interests of our Shareholders.

          Fiscal 2011 Financial Performance

          Donaldson’s financial performance for Fiscal 2011 was strong. Some of our key business results included:

•	Record diluted Earnings Per Share (“EPS”) of $2.87, an increase of 36.7% over Fiscal 2010 EPS of $2.10 and a 35% increase over our previous EPS record in Fiscal 2008 of $2.12

•	Net Sales of $2.29 billion, an increase of 22.2% over Fiscal 2010

•	Operating Income Percent of 13.7%, an increase over Fiscal 2010 Operating Income Percent of 12.7%

•	Return on Investment (ROI) of 21.0%, an increase over Fiscal 2010 ROI of 17.1%

          Fiscal 2011 Pay Implications

          Our financial results directly affected the compensation earned by our NEOs for Fiscal 2011. Our Fiscal 2011 annual cash incentive was structured so that actual compensation received by our NEOs was aligned with Company performance based on our key financial metrics of EPS, net sales, operating income percentage, and ROI. As a result of our strong Fiscal 2011 performance as outlined above, our annual cash incentive payouts for Fiscal 2011 for our NEOs ranged between 158.4% and 181.6% of target.

          Our Fiscal 2011 long-term incentives were designed to directly link our NEOs’ compensation to our longer term financial success. Our long-term incentives for Fiscal 2011 consisted of stock options and our Long-Term Compensation Plan. The stock options granted to our NEOs for Fiscal 2011will only provide value to our NEOs if Donaldson’s stock price appreciates over time. Payouts under our Long-Term Compensation Plan were based on the Company’s achievement of ROI and net sales growth financial objectives over a three-year cycle. Because we did not achieve the net sales growth target objectives for the three-year cycle which ended July 31, 2011, no payments were made to our NEOs under this plan.

          Fiscal 2011 Changes to the Compensation Program

          During Fiscal 2011, the following changes were made to our Executive Compensation program:

•

In order to better align our Long-Term Compensation Plan with the Company’s peer group, the maximum payout potential under the Plan for the cycle beginning August 1, 2010 was reduced from 275% to 200% of base salary. In addition, the increase in the award payout by 200% for first time payments to a participant was removed for any new cycles.

•

In order to align the vesting of the stock options granted to our Officers with the options granted to our other Employees, the vesting of the annual stock option grants to Officers was changed from being 100% vested immediately to vesting in equal annual installments over a three-year period. In addition, the reload feature was removed from future annual stock option grants to Officers.

•	Effective January 1, 2011, all perquisites provided to Officers, including cars, financial planning, and executive physicals, were discontinued.

          These changes were made by the Committee in May 2010 following its executive compensation review, which included a complete market review and recommendations provided by Frederic W. Cook & Co., Inc. (“Frederic Cook”).

          Conclusion

          Our executive compensation program provides incentives to attain strong financial performance and to ensure alignment with our Shareholders’ interests. The Committee believes that our executive compensation program, with its continued strong emphasis on performance-based compensation and stock ownership, properly motivates our Officers to produce strong returns for our Shareholders and to create Shareholder value.

Compensation Process

          The Committee assists the Board of Directors in providing oversight on executive compensation. The Committee reviews and approves our overall compensation philosophy, strategy, and policies. The Committee annually reviews and approves all compensation for our Officers. As part of that review, the Committee takes into account competitive market analysis and recommendations by our CEO, our Human Resources Department, and an independent compensation consultant. For more information on the Committee, refer to the “Meetings and Committees of the Board of Directors” section of this Proxy Statement.

          Compensation Consultant

          The Committee has the authority to retain independent compensation consultants to assist in the analysis of our executive compensation program. The Committee’s current practice is to engage an independent executive compensation consultant to conduct a complete review of our executive compensation program at a minimum of every three years. The Committee will engage an independent consultant more frequently if it determines there is a need. The Committee is also assisted in performing its duties by the CEO and our Human Resources Department.

          In May 2010, the Committee engaged Frederic Cook, an executive compensation consulting firm, to perform a complete review of our executive compensation program. In its review, Frederic Cook provided information regarding market practices and trends and made specific recommendations for changes to plan designs and policies consistent with the philosophies and objectives of our executive compensation program.

          The Committee reviewed these recommendations and made changes to specific compensation elements, which were implemented during Fiscal 2010 and Fiscal 2011. No additional services were provided to Donaldson by Frederic Cook in Fiscal 2011.

          The next full review of our executive compensation program with an outside compensation consultant is scheduled for Fiscal 2013. However, the Committee will engage an outside consultant sooner if it determines that there is a need to do so.

          Competitive Market

          In Fiscal 2010, we conducted a market review of our program against a peer group of publicly traded companies in the manufacturing industry. The peer group consisted of companies with median revenues approximating the Company’s revenue. This peer group was intended to be representative of the market in which the Company competes for executive talent and consisted of the following 25 companies:

Actuant Corporation	Hubbell Inc.	Roper Industries
AMETEK, Inc.	IDEX Corporation	Snap-On Inc.
Briggs & Stratton Corporation	Kennametal Inc.	Standard Motor Products, Inc.
Bucyrus International, Inc.	Modine Manufacturing Co.	Thomas & Betts Corporation
CLARCOR Inc.	Pall Corporation	The Timken Company
Crane Company	Pentair, Inc.	Toro Company
Federal Signal Corporation	Polaris Industries, Inc.	Valspar Corporation
H. B. Fuller Company	Regal-Beloit Corporation	Watts Water Technologies, Inc.
Graco Inc.

          The Committee also reviewed market data for each Officer position using published survey data from Towers Watson and Hewitt Associates. This information was used to inform the Committee of competitive pay practices and to help establish target base salary, incentive targets, and total compensation for our Officers. Base salary is generally targeted at the median of the peer group with performance-based incentives targeted at the 60th to 65th percentile of the peer group.

          Compensation Mix at Target

          It is the intention of the Committee and a key principle of our executive compensation program that a significant portion of an Officer’s total direct compensation be performance-based and that the portion of performance-based compensation should increase by level of position in the Company. For Fiscal 2011, the performance-based portion of total target direct compensation was approximately 75% for our CEO, 70% for Senior Vice Presidents, 65% for our CFO, and 60% for Vice Presidents.

          The ongoing global economic recession continued to have an impact on our executive compensation. While the Fiscal 2011 results were strong and resulted in a payout of the annual cash incentive to our NEOs above target, there was no Long-Term Compensation Plan payout to the NEOs for the three-year cycle concluding in Fiscal 2011. As a result, actual total direct compensation for Fiscal 2011 was below the target levels:

Named Executive Officer (NEO)	Target Total Direct Compensation *	Actual Total Direct Compensation *
William Cook	$3,306,000	$3,209,393
Thomas VerHage	$981,300	$920,719
Charles McMurray	$985,380	$898,578
Jay Ward	$984,100	$909,179
Sandra Joppa	$627,600	$589,562

* Total Direct Compensation consists of base salary, annual cash incentive for Fiscal 2011, Long-Term Compensation Plan award for the three-year period ending July 31, 2011, and the Fiscal 2011 annual stock option award.

Executive Compensation Program Elements

          The primary elements of our executive compensation program for Fiscal 2011 were:

•	Base Salary

•	Annual Cash Incentive

•	Long-Term Equity (includes Long-Term Compensation Awards, Stock Options, and Restricted Stock)

•	Benefits

•	Perquisites (eliminated effective January 1, 2011)

•	Change in Control Agreement

          The Committee believes each compensation element is supported by the principles and objectives described previously in the Principles and Objectives of Donaldson’s Executive Compensation Program section.

          Base Salary

          The base salaries paid to our Officers are designed to provide a market competitive level of compensation for each Officer based on position, scope of responsibility, business and leadership experience, and individual performance. Base salaries are the least variable element of compensation and are not subject to the Company’s financial performance. Base salaries are targeted at the 50th percentile of our peer group. The Committee reviews the Officers’ base salaries annually and may adjust them based on market competitiveness, salary budgets, and individual performance.

          The Committee reviewed the base salary for our CEO at its December 2010 Committee meeting. Based on the market analysis completed by Frederic Cook in May 2010, the Committee adjusted the CEO’s base salary effective January 1, 2011 to $805,000. Our CEO also received an adjustment of $19,300 effective January 1, 2011 for the elimination of perquisites (see Perquisites section for details). As of January 1, 2011, his base salary is approximately 4% below the market median of the peer group. Our CEO’s salary had remained unchanged since January 2007.

          The Committee reviewed the base salaries of the other Executive Officers at its September 2010 Committee meeting. Based on market analysis completed in May 2010 by Frederic Cook and recommendations from our CEO, the Committee approved base salary increases for our other Officers effective October 1, 2010. These increases for our NEOs ranged from 0% to 21% based on individual performance and competitive market information for each individual job. Our NEOs also received an adjustment for the elimination of perquisites (see Perquisites section for details). Our NEOs’ salaries had previously remained unchanged since January 2008.

          Annual Cash Incentive

          The annual cash incentive award is designed to reward Officers for their contributions toward the Company’s achievement of specific goals and to link the interests of our Officers with the Company’s annually Board approved Financial Plan. This incentive compensation element focuses attention on the Company’s actual financial performance and provides a significant financial performance-based variable component of our total compensation package.

          Each year, the Committee establishes the annual cash incentive target opportunities as a percentage of base salary. For Fiscal 2011, based on our peer group market data, the annual cash incentive target opportunity for our NEOs ranged from 40% to 100% of base salary at target, based on position. Effective January 1, 2011, the target opportunity for our CEO was changed from 80% to 100%. This change was made by the Committee based on the market review and further emphasizes the direct tie between compensation and the Company’s actual financial performance.

          Performance Goals. Predetermined performance measures and goals are set by the Committee each year. For Fiscal 2011, the Committee had significant deliberations to determine appropriate performance measures. The annual cash incentive awards are calculated based on predetermined ranges for the achievement of the established performance measures. The goals reflect our strong performance-based philosophy, and the Committee believes the measures chosen are key to our financial success. The performance goals for Fiscal 2011 were based on the Company’s Board approved Fiscal 2011 Financial Plan with achievement of that plan resulting in a payout at the 100% level.

          For Fiscal 2011, the predetermined financial performance measures, the percentage of the incentive based on these measures, and the maximum payout for each measure as established by the Committee for the NEOs were as follows:

Performance Measure	CEO	CFO	Other Officers	Maximum Payout %
Earnings per Share (EPS)	50%	40%	40%	200%
Operating Income Percent of Sales	10%	—	20%	150%
Net Income Percent of Sales	—	20%	—	150%
Return on Investment (ROI)	20%	20%	20%	200%
Net Sales	20%	20%	20%	150%

          The Committee approved that any costs incurred for the Company’s legal entity global tax restructuring project would be excluded from the calculations. This adjustment had a slight positive impact on EPS, ROI, operating income percent of sales, and net income percent of sales at the Company level and did not impact the business segment results.

          Annual cash incentive awards for NEOs with corporate responsibility are based on overall Company financial results. The annual cash incentive awards for NEOs with business segment responsibility are based on their specific business segment results for operating income percent, ROI (ROI is calculated as annualized net operating profit after taxes divided by the average net operating investment for the period), and net sales.

          For Fiscal 2011, the 100% achievement EPS target was $2.38, based on the Company’s Financial Business Plan for Fiscal 2011. The actual EPS achievement for Fiscal 2011 was $2.87 and the EPS adjusted for the legal entity tax structuring was $2.92. The actual achievement exceeded the maximum payout level achievement of $2.63 by 9%. Therefore, this goal paid out at the maximum 200% target level and the adjustment had no impact on the payout.

          The operating income percent of sales corporate target for Fiscal 2011 (100% achievement) was 13.0% with actual achievement adjusted for the legal entity tax restructuring at 13.9%, or 122.5% of target level. The operating income percent of sales prior to the adjustment was 13.7%, or 117.5% of target level. The operating income percent of sales target for our Engine business segment was 13.5% with actual achievement at 14.7%, or 130.0% of target. The operating income percent of sales target for our Industrial business segment was 13.7% and actual achievement was 14.5% or 120.0% of target.

          The net income percent of sales goal (100% achievement) for our CFO had a Fiscal 2011 target of 9.2%. Actual achievement adjusted for the legal entity tax restructuring for Fiscal 2011 was 10.0%, or 126.7% of the target level. The net income percent of sales prior to the adjustment was 9.8%, or 120% of target level achievement.

          For Fiscal 2011, the ROI performance measure target for the Company was 15.0%, which represents 100% achievement. The actual ROI adjusted for the legal entity tax restructuring achieved for Fiscal 2011 was 21.4% for the Company, which was 196.7% of target achievement. The ROI prior to the adjustment was 21.0%, or 183.3% of target achievement. As established by the Committee, a business segment may have a higher ROI target based on the dynamics of the particular business and exclusions of certain corporate accounts from the business segment ROI calculation. For Fiscal 2011, the worldwide ROI targets for our Engine and Industrial business segments ranged between 20% and 25%. The actual ROI achieved for our Engine business segment was 25.7%, or 162.8% of target level. The actual ROI achieved for our Industrial business segment was 28.2%, or 134.0% of target level.

          For Fiscal 2011, the net sales corporate target (100% achievement) was $2.013 billion with actual achievement at $2.294 billion. The maximum payout level achievement goal was $2.215 billion; therefore, this goal paid out at the maximum, or 150% of target. The net sales achievement for the Engine business segment was $1.440 billion, which also exceeded the maximum 150% target level and, therefore, paid out at 150% of the target. The net sales achievement for the Industrial business segment was $854 million, or 138.1% of the target level.

          Payouts. For Fiscal 2011, the Company results produced above target payouts for our NEOs ranging from 158.4% to 181.6% of target. The overall annual cash incentive payment for Fiscal 2011 for each of our NEOs is set forth below:

Named Executive Officer	Target Payment as a % of Base Salary	Target Award	Actual Award
William Cook	92%*	$755,100	$1,371,061
Thomas VerHage	60%	$209,900	$366,695
Charles McMurray	60%	$186,000	$294,641
Jay Ward	60%	$185,600	$312,911
Sandra Joppa	40%	$108,800	$189,165

*Target percentage changed effective January 1, 2011 from 80% to 100%. The target payment of a percent of base salary is based on five months at 80% target and seven months at 100% target.

          Officers may elect to defer up to 100% of their annual cash incentive into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan.

          Long-Term Incentives

          Long-Term Compensation Plan. The purpose of our Long-Term Compensation Plan is to provide a long-term incentive for our Officers which will reward them for the Company’s achievement of predetermined levels of long-term Company financial performance. The Long-Term Compensation Plan measures performance over a three-year period and the award is paid out at the end of the period based on the attainment of the pre-established Committee approved financial performance goals. This award is paid out in Company stock.

          A new three-year performance cycle is established each year. Based on our peer group market data, the Committee established each new award, including the financial performance objectives, the award matrix, and payout targets (the number of performance units) for each Officer. The target number of performance units is based on a percentage (ranging from 40% to 80% depending on the Officer’s position) of base salary divided by the twelve-month weighted average Company stock price as of the end of the fiscal year in which the annual grant is made.

          The potential payouts under the plan for cycles beginning on or after August 1, 2010 range from 0% to 200% of the target shares based on the predetermined levels of achievement over the three-year period. For cycles which began prior to August 1, 2010, the potential payouts under the plan ranged from 0% to 275%.

          The plan performance objectives are based on two metrics which the Committee believes are key to our long-term financial success: growth in net sales and ROI. Except as provided below, results for growth in net sales and ROI must meet the threshold performance level for both measures in order for a payout to be achieved. These targets are set by the Committee prior to the beginning of each three-year cycle. The Committee believes it is a key objective for the Company to maintain a certain level of ROI for our Shareholders when economic conditions result in sales growth that is below the threshold. Therefore, for cycles beginning on or after August 1, 2009, the award matrix was modified to allow for a payout ranging from 10% to 50% of target based on achievement of predetermined ROI results when the predetermined sales growth is below threshold.

          Awards for Officers with corporate responsibility are based on overall Company growth in net sales and ROI. Awards for Officers with business segment responsibility are based 50% on their business segment results for net sales and average annual ROI and 50% on overall Company results. As established by the Committee, business segments can have different net sales and ROI target goals than the overall Company goals.

          For the performance cycle with the three-year period that ended July 31, 2011, the Company growth in net sales target was 10% annual growth in net sales. The Company average annual target ROI for that cycle was 19%. Actual Company achievement for that cycle was 1.1% average annual increase in net sales (which was below the minimum threshold achievement of 5%) and 17.4% for ROI. Since both the threshold for sales growth and ROI must be met for this cycle, there was no payout to our NEOs for the cycle ended July 31, 2011. The target shares and the actual share payout for the NEOs were:

Named Executive Officer	Target Shares	Actual Share Payout
William Cook	13,100	0
Thomas VerHage	4,700	0
Charles McMurray	4,000	0
Jay Ward	3,400	0
Sandra Joppa	2,300	0

          An Officer may elect to defer the Long-Term Compensation Plan payout into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan.

          Stock Options. The Committee makes annual stock option awards to our Officers. Stock options vest over a three-year period from the date of the grant in one-third increments and have a ten-year term. The date of the grant is the date of the Committee meeting and the grant price is the closing price on the date of the Committee Meeting. On an annual basis, the Committee decides the number of options granted to our Officers. For Fiscal 2011, the number of options granted was equal to a multiple of the Officer’s base salary divided by the 12-month weighted average stock price. The multiplier is based on position within the Company as follows:

•	3.70 times base salary for the CEO

•	2.55 times base salary for Senior Vice Presidents

•	1.55 times base salary for the CFO

•	1.35 times base salary for Vice Presidents

          Stock option grants are made under the 2010 Master Stock Incentive Plan and all options are non-qualified stock options. For stock options granted prior to Fiscal 2011, grants provided to an Officer within the first five years of being named an Officer had a reload provision. This provision provided a new option grant to be established upon exercise of the original grant. Reload stock options are automatically granted under the terms of the original stock option agreement to which they relate and no further action of the Committee is required. The reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation. The option price of the reload option is equal to the market price of the stock on the date of exercise and will expire on the same date as the original option. Stock options that are currently granted to Officers do not have a reload provision.

          Restricted Stock. Restricted stock awards are granted to Officers and other Employees in special circumstances. The Committee may grant a restricted stock award as part of the hiring of a new Officer or as a retention vehicle for a current Officer or Employee. Restricted stock grants generally have a five-year cliff vesting schedule. A restricted stock grant of 2,000 shares was granted to Ms. Joppa on September 17, 2010. This restricted stock grant vests on September 17, 2015. Mr. Ward has a restricted stock grant of 3,000 shares that was granted in 2008. This restricted stock grant vests on December 9, 2013. These grants are reflected in the Outstanding Equity Awards at Fiscal Year-End table.

          Benefits

          To ensure that we provide a competitive total compensation program which supports our efforts to attract and retain key executive leadership, the Company provides indirect compensation, such as health and welfare benefits and retirement benefits, to its Officers.

          Health and Welfare Benefits. Our Officers participate in the same health and welfare programs as all other U.S. salaried Donaldson Employees.

          Retirement Benefits. Our Officers participate in the following retirement plans which are provided to most other U.S. salaried Donaldson Employees:

•

Salaried Employees’ Pension Plan is a defined benefit pension plan which provides retirement benefits to eligible U.S. Employees through a cash balance benefit. It is designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code. See the Pension Benefits Table for more information on this plan.

•

Retirement Savings and Employee Stock Ownership Plan is a defined contribution plan designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code and to encourage our Employees to save for retirement. Most of our U.S. Employees are eligible to participate in this Plan. Participants can contribute on a pretax basis up to 40% of their total cash compensation, up to the IRS annual deferral limits. The Company matches 100% of the first 3% of compensation that a participant contributes plus 50% of the next 2% of compensation that a participant contributes. An annual discretionary contribution may be made based on Company performance.

          Executive Benefits. In order to attract and retain key executive leadership, the Company also provides the following executive retirement plans and deferred compensation plans:

•	Excess Pension Plan

•	Deferred Compensation and 401(k) Excess Plan

•	Supplemental Executive Retirement Plan (SERP) (frozen to new participants as of January 1, 2008)

•	Deferred Stock Option Gain Plan (frozen to new deferral elections)

•	ESOP Restoration Plan (frozen plan)

For details on these plans, refer to the Pension Benefits Table and narrative and the Non-Qualified Deferred Compensation Table and narrative.

          Perquisites

          The Company provided our Officers with the following perquisites through December 31, 2010:

•	Annual reimbursement for financial planning, legal, or tax services up to the following amounts:

	•	$8,000 for the CEO

	•	$6,000 for Senior Vice Presidents

	•	$5,000 for Vice Presidents

•

A leased car with a fair market value of up to $39,000 for Senior Vice Presidents and $34,000 for Vice Presidents. The Committee approves the fair market value of the car leased by the CEO. During Fiscal 2008, the Committee approved a leased car for the CEO with a fair market value of $44,252. The Company pays all vehicle operation expenses.

•	An annual executive physical (having an approximate value of $5,000).

          Based on the executive compensation review completed in May 2010, the Committee decided to eliminate all perquisites provided to Officers. Effective January 1, 2011, the perquisites listed above were eliminated and the annual value of the perquisites were added to each Officer’s base salary. The addition to base salary for our NEOs ranged from $17,400 to $19,700.

          Change in Control Agreements

          The Company has entered into a Change in Control Agreement (“CIC Agreement”) with each of our Officers. Other than the CIC Agreements, we do not have any employment contracts with our NEOs. The Committee believes that our CIC Agreements, which contain a “double-trigger” assist us in retaining our executive leadership and are designed to enable our Officers to maintain objectivity in the event of a change in control situation and to better protect the interests of our Shareholders. The Committee also believes that the change in control provisions in our Stock option awards, Long-Term Compensation Plan, and deferred compensation plans, which are triggered by the change in control itself and are not dependent upon any qualifying termination of employment event, are important because they provide retention incentives during what can be an uncertain time for Officers and also provide additional assurances to the Company that it will be able to complete a transaction that the Board believes is in the best interests of our Shareholders.

          The CIC Agreement in effect during Fiscal 2011 provides that, upon a change in control, if the Officer’s employment with the Company is terminated within 24 months:

•	of the change in control without “cause,” or

•	of the change in control, or under certain circumstances a potential change in control, by the Officer for “good reason,”

then the Company shall pay or provide the following severance payments to the Officer:

•

A cash lump sum equal to a multiple of the sum of the Officer’s base salary plus the Officer’s target cash incentive from the Annual Cash Incentive Plan then in effect. The multiple is based on level within the Company as follows:

	•	CEO – three times base salary plus target annual incentive

	•	Senior Vice Presidents – two times base salary plus target annual incentive

	•	Vice Presidents – one times base salary plus target annual incentive

•	Thirty-six months of additional coverage under our medical, dental, vision, life, accident, and disability plans.

•	A cash lump sum equal to:

	•	The value of the benefit under each pension plan assuming the benefit is fully vested and the Officer had three additional years of benefit accrual; less

	•	The value of the vested benefit accrued under the Salaried Employees’ Pension Plan, the Excess Pension Plan, and the Supplemental Executive Retirement Plan

•

Whether or not the CEO becomes entitled to severance payments under the CIC Agreement, a payment to reimburse the CEO for any excise taxes on change in control payments that are considered excess parachute payments under Section 280G of the Internal Revenue Code plus income and employment taxes on the tax gross-up. This provision only applies to the CEO.

•

For Officers, other than the CEO, the CIC Agreement provides that the Officer’s payments will be reduced to the maximum amount that can be paid without triggering an excise tax liability. This reduction would only occur if the net amount of those payments is greater than the net amount of payments without the reduction.

•	Outplacement services, suitable to the Officer’s position, for up to three years.

          Under the Company’s non-qualified deferred compensation plans and the excess plans described above, the payment to the Officer of his or her vested benefit is accelerated to be payable in the form of a lump sum immediately following a change in control followed by a qualifying termination.

Stock Ownership Requirements

          In order to ensure continual alignment with our Shareholders, the Committee has established stock ownership requirements for our Officers. The Committee believes that linking a significant portion of the Officer’s personal holdings to the Company’s success, as reflected in the stock price, provides Officers a stake similar to that of our Shareholders. Therefore, Officers are expected to acquire and hold a significant amount of Donaldson stock. The Committee has established stock ownership requirements (based on all shares of Company stock owned by an Officer, including unvested restricted stock, but excluding unexercised stock options) for our Officers as follows:

•	Ten times base salary for our CEO

•	Five times base salary for Senior Vice Presidents

•	Three times base salary for Vice Presidents

          In addition, once initial ownership requirements are met, Officers must retain 25% of all net shares received from stock option exercises.

          New Officers are expected to meet their ownership requirement within five years of being named an Officer. Given the current economic and market conditions, Officers will not be penalized for not meeting their ownership requirements within five years of being named an Officer as long as the Committee sees that they are making progress toward their requirement. As of the end of Fiscal 2011, all the NEOs who had been in Officer roles at the Company for at least five years had met their ownership requirements.

Named Executive Officer Compensation

          The determination of the base salary, annual incentive, and equity compensation for our CEO, William Cook, for 2011 was made as described above in the “Compensation Process” section of this Compensation Discussion and Analysis. Effective January 1, 2011, Mr. Cook’s base salary was increased to $824,300 (reflecting a 15% increase to $805,000, as well as a $19,300 adjustment for the elimination of perquisites). Mr. Cook’s base salary is approximately 4% under the median of the peer group.

          Mr. Cook earned an annual cash incentive for Fiscal 2011 of $1,371,061 which will be paid in October 2011. This payout was at 181.58% of target achievement. This amount was calculated as described above under the Annual Cash Incentive section. Mr. Cook’s annual cash incentive was based on a 200.0% of target achievement of EPS, a 122.5% of target achievement for operating income, a 196.7% of target achievement of ROI, and a 150.0% of target achievement of net sales. Mr. Cook did not receive a Long-Term Compensation Plan award payout for the three-year cycle ended July 31, 2011. This award was determined as described above under the Long-Term Compensation Plan section and was not paid out because the actual net sales growth achieved fell below the threshold.

          Mr. Cook received an annual stock option grant in December 2010 of 58,000 shares. This option grant vests over a three-year period from the date of grant in one-third increments and has a ten-year term. The option price was $58.14, which was the closing stock price on the grant date. The amount of the option grant was determined as described above in the “Stock Options” section.

          The determination of each of the other NEOs’ base salary, annual incentive, and equity compensation was determined as described above in the “Compensation Process” section. Each of the other NEOs is paid the same components of compensation as the CEO, and they are determined as described in the Compensation Discussion and Analysis.

Tax Considerations

          The Committee monitors any changes in regulations when reviewing the various elements of our executive compensation program. Section 162(m) of the Internal Revenue Code generally disallows federal tax deductions for compensation in excess of $1 million paid to the CEO and the next three highest paid Officers (other than the CFO) whose compensation is required to be reported in the Summary Compensation Table of the Proxy Statement. Certain performance-based compensation is not subject to this deduction limitation.

          The 1991 Master Stock Compensation Plan and the 2001 Master Stock Incentive Plan, both of which have expired, were approved by Shareholders in 1991 and 2001, respectively. The 2010 Master Stock Incentive Plan was approved by Shareholders at the 2010 annual meeting. These plans limit the number of shares under a stock option or the Long-Term Compensation Plan that can be granted in any one year to any one individual to further the policy of preserving the tax deduction for compensation paid to executives. Our Officer Annual Cash Incentive and our Long-Term Compensation Plans were adopted by the Committee as sub-plans of the 2010 Master Stock Incentive Plan, subject to all the terms and limits of that Plan. The awards provided by these sub-plans are intended to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. The Committee reviewed the potential consequences for the Company of Section 162(m) and believes that this provision did not affect the deductibility of compensation paid to our Officers in Fiscal 2011.

          The Committee reserves the right, in appropriate circumstances and for the benefit of Shareholders, to award compensation that may result in a loss of tax deductibility under Section 162(m).

          The Committee designs and administers our equity compensation, our non-qualified deferred compensation, and CIC Agreements to be in compliance with Section 409(A), the federal tax rules affecting non-qualified deferred compensation.

Compensation Risk Analysis

          The Company has reviewed and assessed its compensation plans. To complete this review, the Company completed an inventory and analysis of its compensation programs globally and reviewed this with the Committee. Through this review, we determined that our compensation programs, policies, and practices for our Employees are not reasonably likely to have a material adverse effect on the Company. In making this determination, we took into account the compensation mix for our Employees along with the various risk control features of our programs, including balanced performance targets, our stock ownership guidelines, and appropriate incentive caps.

Summary Compensation Table

          The following table provides summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s Named Executive Officers (“NEOs”): our CEO, our CFO, and each of our three other most highly compensated Officers who served in such capacities as of the end of the fiscal year for services rendered during the 2009, 2010, and 2011 fiscal years.

Name and Principal Position	Year	Salary (1) ($)	Stock Awards(2) ($)		Option Awards(3) ($)	Non-Equity Incentive Plan Compen- sation(4) ($)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings(5) ($)		All Other Compen- sation(6) ($)	Total ($)
William Cook,	2011	771,712	670,098		1,299,848	1,371,061	23,996		77,164	4,213,879
Chairman,	2010	700,000	650,339		1,130,309	763,109	19,088		25,252	3,288,097
President and	2009	700,000	634,767		672,487	60,828	878,678		98,618	3,045,378
CEO

Thomas VerHage,	2011	342,539	17,999	(7)	327,628	366,695	193,071	(8)	32,853	1,280,785
Vice President	2010	332,500	232,603		650,198	278,201	204,541	(8)	25,301	1,723,344
and CFO	2009	332,500	228,060		271,060	22,581	177,282	(8)	51,845	1,083,328

Charles McMurray,	2011	300,502	188,292		303,435	294,641	141,673		33,826	1,262,369
Senior	2010	282,500	194,627		305,087	234,739	1,285		22,355	1,040,593
Vice President,	2009	282,500	193,851		192,409	51,909	266,353		36,802	1,023,824
Industrial
Products

Jay Ward,	2011	292,833	188,292		441,708	312,911	89,756		236,156	1,561,656
Senior	2010	240,000	166,145		429,795	189,700	57,240		170,665	1,253,545
Vice President,
Engine
Products (9)

Sandra Joppa,	2011	262,472	200,820		137,925	189,165	56,626		23,384	870,392
Vice President,
Human Resources(10)

(1)

NEOs are eligible to defer a portion of their base salary into the Deferred Compensation and 401(k) Excess Plan. Mr. VerHage deferred $86,322 for Fiscal 2009 of his base salary into the Plan. Mr. McMurray deferred $30,050 for Fiscal 2011, $28,250 for Fiscal 2010, and $28,250 for Fiscal 2009 of his base salary into the Plan. The Plan allows participants to choose different investment alternatives. Mr. VerHage and Mr. McMurray chose to allocate their deferral to be credited with a fixed rate of return. For more information on the Deferred Compensation and 401(k) Excess Plan, see the “Non-Qualified Deferred Compensation” section of this proxy.

(2)

This column represents the aggregate grant date fair value of performance-based stock awards granted during the fiscal year under our Long-Term Compensation Plan for our NEOs and does not reflect compensation actually received by the NEOs. The performance period for the award granted during Fiscal 2011 is August 1, 2011 through July 31, 2014. The performance period for the award granted during Fiscal 2010 is August 1, 2010 through July 31, 2013. The performance period for the award granted during Fiscal 2009 is August 1, 2009 through July 31, 2012. The aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. Refer to Footnote I of the Consolidated Financial Statements in our Annual Report on Form 10-K for our policy and assumptions made in the valuation of share-based payments.

The grant date fair value is based on the probable outcome of the performance conditions which is the target payout under each award included in the column. The grant date fair value based on the maximum payout awards granted during each Fiscal Year is the following:

	Long-Term Compensation Plan Award Granted during:
Name	Fiscal 2009	Fiscal 2010	Fiscal 2011
William Cook	$1,745,609	$1,300,678	$1,340,196
Thomas VerHage	$627,165	$465,206	$35,997
Charles McMurray	$533,090	$389,254	$376,584
Jay Ward	N/A	$332,290	$376,584
Sandra Joppa	N/A	N/A	$221,520

This column also reflects the aggregate grant date fair value of $90,060 for a restricted stock grant awarded to Ms. Joppa on September 17, 2010 of 2,000 shares.

(3)

This column represents the aggregate grant date fair value of stock option awards granted during the fiscal year under the Company’s 2010 Master Stock Incentive Plan, 2001 Master Stock Incentive Plan and 1991 Master Stock Incentive Plan. These amounts were calculated in accordance with FASB ASC Topic 718. Refer to Footnote I of the Consolidated Financial Statements in our Annual Report on Form 10-K for our policy and assumptions made in the valuation of share-based payments. The annual stock option grants for our NEOs were made on December 10, 2010 for Fiscal 2011, December 11, 2009 for Fiscal 2010, and December 9, 2008 for Fiscal 2009, the dates on which they were approved by the Committee. The grant price for those options was the closing market price of the stock on those dates.

The Fiscal 2011 value for Mr. Cook includes $233,228, reflecting the grant date fair value of three reload options granted on September 20, 2010, September 24, 2010, and September 30, 2010. The Fiscal 2010 value for Mr. Cook includes $44,766, reflecting the grant date fair value of two reload options granted on November 20, 2009 and March 26, 2010.

The Fiscal 2011 value for Mr. VerHage includes $116,143, reflecting the grant date fair value of a reload option granted on December 8, 2010. The Fiscal 2010 value for Mr. VerHage includes $430,251, reflecting the grant date fair value of four reload options granted on November 20, 2009 and two reload options granted on March 10, 2010. The Fiscal 2009 value for Mr. VerHage includes $182,467, reflecting the grant date fair value of a reload option which was granted on June 4, 2009.

The Fiscal 2011 value for Mr. Ward includes $138,273, reflecting the grant date fair value of a reload option granted on January 12, 2011. The Fiscal 2010 value for Mr. Ward includes $256,873, reflecting a grant date fair value of three reload options granted on March 9, 2010, April 13, 2010, and July 13, 2010.

(4)

This is the amount earned under our Annual Cash Incentive Plan as described in the Compensation Discussion and Analysis for the fiscal year. The Fiscal 2011 amount is expected to be paid by October 15, 2011, the Fiscal 2010 amount was paid on October 15, 2010, and the Fiscal 2009 amount was paid on October 15, 2009. Our NEOs can elect to defer all or a portion of their annual cash incentive to the Deferred Compensation and 401(k) Excess Plan. For Fiscal 2009, 2010, and 2011, the following deferrals of the annual cash incentive were made:

Name	Fiscal 2009	Fiscal 2010	Fiscal 2011
Thomas VerHage	$0	$278,201	$0
Charles McMurray	$5,191	$23,474	$29,464

(5)	This column includes the annual change, if positive on an aggregate basis, in the value of our NEOs pension benefits for the following plans:

	•	Salaried Employees’ Pension Plan
	•	Excess Pension Plan
	•	Supplemental Executive Retirement Plan

This column also includes the amounts for the dollar value of the interest accrued that is above the market interest rates determined under SEC rules for compensation deferred prior to January 1, 2011 under the Deferred Compensation and 401(k) Excess Plan. For deferrals made prior to January 1, 2011, the interest rate for the Plan as set by the Committee was the ten-year Treasury Bond rate plus two percent. Effective for deferrals made after December 31, 2010, the interest rate as set by the Committee will be the ten-year Treasury Bond rate.

The Fiscal 2011 change in pension value and above market interest amounts are as follows:

Name	Change in Pension Value	Above Market Interest
William Cook	($30,487)	$23,996
Thomas VerHage	$162,861	$30,210
Charles McMurray	$139,588	$2,085
Jay Ward	$89,756	$0
Sandra Joppa	$55,902	$724

Because the change in pension value amount for Mr. Cook is negative, in accordance with SEC rules, such amount is included in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column.

(6)	The following components comprise the amounts in this column for Fiscal 2011:

Name	401(k) Contributions(a)	Life Insurance(b)	Financial Planning	Automobile	Restricted Stock Dividend	Other		Total
William Cook	$67,747	$2,322	$0	$7,095	$0	$0		$77,164
Thomas VerHage	$24,830	$2,322	$0	$5,701	$0	$0		$32,853
Charles McMurray	$21,801	$2,322	$4,250	$5,453	$0	$0		$33,826
Jay Ward	$19,302	$807	$4,000	$6,243	$1,605	$204,199	(c)	$236,156
Sandra Joppa	$15,750	$810	$0	$5,629	$1,195	$0		$23,384

a.	Company match to the Retirement Savings and Employee Stock Ownership Plan and the Deferred Compensation and 401k Excess Plan

b.	The imputed income on the Company-provided basic life insurance in excess of $50,000

c.

In Fiscal 2011, the Company paid directly to the Belgium tax authorities $204,199 for taxes owed by Mr. Ward. Such amount represents tax equalization repayments pursuant to the Company’s tax equalization policy, which is designed to create a neutral tax situation for U.S. employees on foreign assignments and is available on the same basis to all U.S. employees on such assignments. Although Mr. Ward has not worked in Europe since August 2008, it often takes a few years after an employee’s return to the United States before the tax equalization payments can be finally settled. The $204,199 tax payment reported in the Summary Compensation Table for Fiscal 2011 related to compensation earned by Mr. Ward during the 2008 calendar year.

(7)

Mr. VerHage is retiring on October 31, 2011. This represents the aggregate grant date fair value of performance-based stock awards granted during the fiscal year under our Long-Term Compensation Plan. Per the Plan, his payout will be prorated based on three months of active service during the thirty-six month cycle which runs from August 1, 2011 through July 31, 2014.

(8)

Includes the value of the Supplemental Executive Retirement Plan (SERP) benefit for Mr. VerHage of $66,752 for Fiscal 2011, $115,593 for Fiscal 2010, and $78,681 for Fiscal 2009. This amount reflects the Company’s hiring terms with Mr. VerHage to be eligible for the SERP benefit with five years of service.

(9)	Mr. Ward was not an NEO in Fiscal 2009, therefore, his information is only provided for Fiscal 2010 and Fiscal 2011.

(10)	Ms Joppa was not an NEO in Fiscal 2009 or Fiscal 2010, therefore, her information is only provided for Fiscal 2011.

Fiscal 2011 Grants of Plan-Based Awards Table

          This table provides information regarding each grant of an award made to our NEOs during Fiscal 2011. This includes the following awards:

•	Fiscal 2011 Annual Cash Incentive which was approved by the Committee during Fiscal 2011 pursuant to the Annual Cash Incentive Plan;

•	Stock awards pursuant to the Long-Term Compensation Plan for the three-year incentive cycle beginning August 1, 2011 which was approved by the Committee during Fiscal 2011; and

•	Annual Stock options granted pursuant to the 2010 Master Stock Incentive Plan during Fiscal 2011.

•	Reload stock options granted pursuant to the 2001 Master Stock Incentive Plan and the 1991 Master Stock Incentive Plan during Fiscal 2011.

•	Restricted stock awards granted pursuant to the 2010 Master Stock Incentive Plan during Fiscal 2011.

								All Other Stock Awards: Number of Shares of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)

Name and Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William Cook
Annual Cash Incentive		0	755,059	1,510,118
Stock Awards	7/29/2011				1,210	12,100	24,200						670,098
Reload Stock Option	9/20/2010									5,812	(3)	46.07	16,922
Reload Stock Option	9/24/2010									5,020	(3)	46.71	28,391
Reload Stock Option	9/30/2010									27,872	(3)	47.13	187,916
Annual Stock Option	12/10/2010									58,000	(4)	58.14	1,066,620

Thomas VerHage
Annual Cash Incentive		0	209,940	419,880
Stock Awards	7/29/2011				33	325	650						17,999
Reload Stock Option	12/8/2010									6,790	(3)	57.80	116,143
Annual Stock Option	12/10/2010									11,500	(4)	58.14	211,485

Charles McMurray
Annual Cash Incentive		0	185,985	371,970
Stock Awards	7/29/2011				340	3,400	6,800						188,292
Annual Stock Option	12/10/2010									16,500	(4)	58.14	303,435

Jay Ward
Annual Cash Incentive		0	185,640	371,280
Stock Awards	7/29/2011				340	3,400	6,800						188,292
Annual Stock Option	12/10/2010									16,500	(4)	58.14	303,435
Reload Stock Option	1/12/2011									7,243	(3)	59.93	138,273

Sandra Joppa
Annual Cash Incentive		0	108,820	217,640
Stock Awards	7/29/2011				200	2,000	4,000						110,760
Restricted Stock
Award	9/17/2010							2,000	(5)				90,060
Annual Stock Option	12/10/2010									7,500	(4)	58.14	137,925

(1)

The Threshold, Target, and Maximum represent the range of payments for Fiscal 2011 under the Annual Cash Incentive Plan described in the Compensation Discussion and Analysis based on the NEOs base salary as of July 31, 2011. The amount earned and paid out is based on the attainment of pre-established performance goals and is reflected in the Summary Compensation Table.

(2)

The Threshold, Target, and Maximum represent the range of payments under the Long-Term Compensation Plan described in the Compensation Discussion and Analysis which are for the three-year cycle approved by the Committee during Fiscal 2011 and beginning August 1, 2011. The amounts in these columns reflect shares of stock and are based on the attainment of pre-established performance goals.

For Mr. VerHage, who is retiring on October 31, 2011, this represents the prorated shares for Threshold, Target, and Maximum based on three months of active service with the Company during this three-year performance cycle.

(3)

This is a reload option award which is immediately vested, as described in the Compensation Discussion and Analysis under Stock Options. The reload option was approved by the Committee as part of the initial grant.

(4)

The Annual Stock Option Grants were granted to our NEOs on December 10, 2010 as described in the Compensation Discussion and Analysis. These grants were approved by the Committee on the grant date. All options are granted with an exercise price equal to the closing stock price of the Company’s common stock on the date of the grant, December 10, 2010, and vest over a three-year period from date of grant, in one-third increments.

(5)	This is a Restricted Stock Award that will vest on September 17, 2015.

Outstanding Equity Awards at 2011 Fiscal Year-End

          The following table summarizes the equity awards held by our NEOs as of the last day of Fiscal 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units Held That Have Not Vested (#)		Market Value of Shares of Stock or Units That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1) ($)
William Cook	43,000	0	17.78	12/5/2012				16,700	(2)	924,846
	38,000	0	30.38	12/5/2013				13,700	(3)	758,706
	75,000	0	25.75	5/19/2014				12,100	(4)	670,098
	53,500	0	30.69	12/7/2014
	53,000	0	32.80	12/16/2015
	54,500	0	35.10	12/5/2016
	56,000	0	46.00	12/4/2017
	71,300	0	34.55	12/9/2018
	76,500	0	42.40	12/11/2019
	0	58,000	58.14	12/10/2020
Thomas VerHage	20,713	0	36.12	3/9/2014				4,500	(2)	249,210
	535	0	44.12	3/9/2014				2,042	(3)	113,086
	7,157	0	44.12	12/7/2014				325	(4)	17,999
	7,447	0	44.12	12/16/2015
	7,187	0	44.48	12/5/2016
	6,790	0	57.80	12/4/2017
	8,585	0	44.12	12/9/2018
	4,335	0	44.48	12/9/2018
	15,500	0	42.40	12/11/2019
	0	11,500	58.14	12/10/2020
Charles McMurray	13,000	0	30.38	12/5/2013				5,100	(2)	282,438
	7,000	0	30.69	12/7/2014				4,100	(3)	227,058
	7,000	0	32.80	12/16/2015				3,400	(4)	188,292
	15,500	0	35.10	12/5/2016
	14,500	0	46.00	12/4/2017
	20,400	0	34.55	12/9/2018
	21,500	0	42.40	12/11/2019
	0	16,500	58.14	12/10/2020
Jay Ward	5,000	0	17.78	12/5/2012	3,000	(5)	166,140	4,300	(2)	238,134
	4,800	0	30.38	12/5/2013				3,500	(3)	193,830
	2,500	0	30.50	1/18/2015				3,400	(4)	188,292
	2,500	0	32.99	1/23/2016
	4,711	0	44.63	12/5/2016
	5,500	0	46.00	12/4/2017
	8,623	0	44.12	12/9/2018
	5,394	0	46.25	12/9/2018
	9,000	0	42.40	12/11/2019
	7,243	0	59.93	12/11/2019
	0	16,500	58.14	12/10/2020
Sandra Joppa	3,578	0	45.96	11/1/2015	2,000	(6)	110,760	2,900	(2)	160,602
	6,000	0	35.10	12/5/2016				2,400	(3)	132,912
	6,000	0	46.00	12/4/2017				2,000	(4)	110,760
	9,900	0	34.55	12/9/2018
	10,000	0	42.40	12/11/2019
	0	7,500	58.14	12/10/2020

(1)	The market value is calculated using the closing stock price on the NYSE at the end of Fiscal 2011.

(2)

This amount is the Target payout for the performance-based stock awards pursuant to the Long-Term Compensation Plan for the three-year incentive cycle ending July 31, 2012 if the performance goals described in the Compensation Discussion and Analysis are met.

(3)

This amount is the Target payout for the performance-based stock awards pursuant to the Long-Term Compensation Plan for the three-year incentive period ending July 31, 2013 if the performance goals described in the Compensation Discussion and Analysis are met.

(4)

This amount is the Target payout for the performance-based stock awards pursuant to the Long-Term Compensation Plan for the three-year incentive period ending July 31, 2014 if the performance goals described in the Compensation Discussion and Analysis are met.

(5)	Mr. Ward’s restricted stock grant of 3,000 shares vests on December 9, 2013.

(6)	Ms. Joppa’s restricted stock grant of 2,000 shares vests on September 17, 2015.

Fiscal 2011 Option Exercises and Stock Vested Table

          The following table summarizes information on stock option awards exercised and restricted stock awards vested during Fiscal 2011 for our NEOs.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)
William Cook	116,613	(3)	2,212,719	0		0
Thomas VerHage	8,500	(4)	100,300	0		0
Charles McMurray	13,000		351,380	0		0
Jay Ward	14,000		355,983	0		0
Sandra Joppa	0		0	3,000	(5)	146,970

(1)	Amount reported represents the closing price of our common stock on the exercise date, less the exercise price, multiplied by the number of shares exercised.

(2)	Amount reported represents the closing price of our common stock as of the vesting date multiplied by the number of shares acquired on vesting.

(3)	Mr. Cook made a deferral election prior to January 1, 2008 to defer the receipt of these shares at exercise. He deferred 14,188 shares into the Deferred Stock Option Gain Plan.

(4)	Mr. VerHage made a deferral election prior to January 1, 2008 to defer the receipt of a portion of these shares at exercise. He deferred 1,710 shares into the Deferred Stock Option Gain Plan.

(5)

Ms. Joppa made a deferral election prior to January 1, 2008 to defer the receipt of these shares from the restricted stock grant. She deferred 2,957 shares into the Deferred Compensation and 401(k) Excess Plan.

Pension Benefits

          The Company provides pension benefits to our Officers through the following plans:

•	Salaried Employees’ Pension Plan

•	Excess Pension Plan

•	Supplemental Executive Retirement Plan

Salaried Employees’ Pension Plan

          The Salaried Employees’ Pension Plan is a defined benefit plan that provides retirement benefits to our eligible Employees through a cash balance benefit. Participants accumulate a benefit in a hypothetical account from interest credits and Company contribution credits. The Company contribution credits vary with service, age, and compensation. A participant’s benefit is 100% vested after three years of service. At retirement or termination, a participant who has a vested benefit can receive the benefit in the form of a lump sum or an actuarially equivalent annuity.

          An Employee’s account earns interest each year based on the average yield on one-year Treasury Constant Maturities during the month of June prior to the plan year plus 1%. This is the Interest Crediting Rate. The minimum annual Interest Crediting Rate is 4.83%.

          The Company contribution credit consists of a basic Company credit and an excess Company credit. The basic Company credit is equal to the basic Company credit percentage (see table below) multiplied by a participant’s compensation during the plan year. The excess Company credit is equal to the excess Company credit percentage (see table below) multiplied by a participant’s compensation during the plan year which exceeds the social security taxable wage base. The compensation used in the calculation is total cash compensation paid during the plan year which is August 1 – July 31.

          Company contribution credits are credited to the account balance at the end of each plan year. The basic and excess Company contribution credit percentages are based on the sum of a participant’s age plus years of service at the end of the plan year. As of July 31, 2011, the sum of age plus years of service for the NEOs was as follows: Mr. Cook, 88; Mr. VerHage, 65; Mr. McMurray, 88; Mr. Ward, 60; and Ms. Joppa, 52.

          The following are the Company credit percentages:

	Company Credit Percentages
Age Plus Years of Service	Basic	Excess
Less than 40	3.0%	3.0%
40 – 49	4.0%	4.0%
50 – 59	5.0%	5.0%
60 – 69	6.5%	5.0%
70 or more	8.5%	5.0%

Excess Pension Plan

          The Excess Pension Plan mirrors the Salaried Employee’s Pension Plan. This plan is an unfunded, non-qualified plan that primarily provides retirement benefits that cannot be paid under the Salaried Employees’ Pension Plan due to the Internal Revenue Code limitations on qualified plans for compensation and benefits. Vested benefits are paid out of this plan on or after termination or retirement in up to 20 annual installments or a lump sum according to elections made by the participant in accordance with applicable IRS regulations.

Supplemental Executive Retirement Plan (“SERP”)

          The SERP is designed to guarantee our Officers a minimum lump sum retirement benefit from all Company funded retirement programs (including any retirement benefits from a previous employer) equal to 30% of the participant’s average compensation (average of the three highest consecutive years) multiplied by years of service (maximum of 20 years). To determine if any portion of this benefit would be payable under the SERP, all Company-provided retirement benefits from the Salaried Employees’ Pension Plan, the Excess Pension Plan, the Retirement Savings and Employee Stock Ownership Plan, and the Deferred Compensation and 401(k) Excess Plan, plus any retirement benefits that are provided from a previous employer are combined to offset the formula described above.

          This benefit is payable at age 62 with ten years of service. Compensation in this plan is defined as base salary earned during the plan year plus the annual cash incentive earned during the plan year. A reduced benefit is available at age 55 with 15 years of service. The benefit is reduced by 2% for each year the benefit precedes age 62. Mr. VerHage, per his hiring terms, became eligible for a benefit under the SERP after five years of service.

          Effective January 1, 2008, the Committee decided to freeze the SERP to new entrants.

          The following table summarizes information with respect to our Salaried Employees’ Pension Plan, Excess Pension Plan and Supplemental Executive Retirement Plan for each NEO.

FISCAL 2011 PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
William Cook	Salaried Employees’ Pension Plan	31	739,594	0
	Excess Pension Plan	31	1,933,403	0
	Supplemental Executive Retirement Plan(3)	31	1,470,257	0

Thomas VerHage	Salaried Employees’ Pension Plan	7	101,794	0
	Excess Pension Plan	7	338,925	0
	Supplemental Executive Retirement Plan(2) (3)	7	403,302	0

Charles McMurray	Salaried Employees’ Pension Plan	31	661,099	0
	Excess Pension Plan	31	306,120	0
	Supplemental Executive Retirement Plan(3)	31	0	0

Jay Ward	Salaried Employees’ Pension Plan	13	246,617	0
	Excess Pension Plan	13	83,034	0
	Supplemental Executive Retirement Plan	13	0	0

Sandra Joppa	Salaried Employees’ Pension Plan	6	112,624	0
	Excess Pension Plan	6	64,448	0
	Supplemental Executive Retirement Plan	6	0	0

(1)

The present value of the accumulated benefit for the Salaried Employees’ Pension Plan and the Excess Pension Plan was determined by projecting the August 1, 2011 cash balance amounts to age 65 using a 5.5% interest credit rate and discounting it using a 4.75% interest rate.

The present value of the Supplemental Executive Retirement Plan was determined by projecting the cash balance plans to age 62 using a 5.5% interest rate and projecting the defined contribution plans to age 62 using a 9.75% interest rate. This amount was then discounted using a 4.75% interest rate.

No pre-retirement mortality or termination rates were used.

The actual accrued balances as of the end of Fiscal 2011 were as follows:

Name	Salaried Employees’ Pension Plan	Excess Pension Plan
William Cook	$703,147	$1,838,126
Thomas VerHage	$97,239	$323,759
Charles McMurray	$627,027	$290,344
Jay Ward	$217,541	$73,244
Sandra Joppa	$98,816	$56,547

(2)	Mr. VerHage is eligible for the Supplemental Executive Retirement Plan benefit after five years of service, per his hiring agreement.

(3)

To be eligible for a benefit under the Supplemental Executive Retirement Plan, a participant must be at least age 55 and meet the service requirements. As of the end of Fiscal 2011, Mr. Cook, Mr. VerHage, and Mr. McMurray met that eligibility requirement for a benefit, if any, under this Plan.

Non-Qualified Deferred Compensation

          The Company allows Officers to defer compensation through the following plans:

•	Deferred Compensation and 401(k) Excess Plan

•

Deferred Stock Option Gain Plan (Effective January 1, 2008, this Plan was frozen to new deferral elections. Deferrals are still made into the Plan based on deferral elections made prior to January 1, 2008.)

          Through the Deferred Compensation and 401(k) Excess Plan, the participants are eligible to defer the following:

•	Up to 75% of Base Salary

•	Up to 100% of Annual Cash Incentive

•	Up to 100% of the Long-Term Compensation Plan stock award

•	Up to 25% of compensation in excess of the qualified plan compensation limits ($245,000 for 2009, 2010, and 2011)

          Any deferred cash (base salary and annual cash incentive) will receive a matching Company contribution as described under the Retirement Savings and Employee Stock Ownership Plan in the Compensation Discussion and Analysis.

          Participants have the following two investment alternatives for the deferrals of base salary and annual cash incentive:

•

Allocate the account to be credited with a fixed rate of return (this rate is approved annually by the Committee). For deferrals made prior to January 1, 2011, the rate of return is equal to the ten-year Treasury Bond rate plus two percent, and for deferrals made after January 1, 2011, the rate of return is equal to the ten-year Treasury Bond rate.

•

Allocate the account to one or more measurement funds. Several mutual fund investments are available. These funds mirror the funds utilized in our Retirement Savings and Employees Stock Ownership Plan. The one-year rate of return for the funds utilized by our NEOs are: Fidelity Retirement Money Market Fund, 0.02%; Fidelity Contrafund, 28.37%; Dodge and Cox International Stock Fund, 31.37%; and the Donaldson Company Stock Fund, 16.7%. These amounts are funded through a non-qualified “rabbi” trust.

          All stock deferrals (Long-Term Compensation Plan awards, Restricted Stock Grants, and Stock Option Gains) remain in stock, are funded through a non-qualified “rabbi” trust, and are paid out in stock. These deferrals earn any quarterly dividends that are paid on the Company’s Common Stock.

          The Company also sponsors the ESOP Restoration Plan, which is a non-qualified supplemental deferred compensation plan that was established on August 1, 1990 and is funded through a non-qualified “rabbi” trust. This plan provided benefits that were not payable under the Company’s Employee Stock Ownership Plan due to IRS limits on compensation. The Employee Stock Ownership Plan was a leveraged ESOP and contributions were made to the plan from August 1987 through July 1997. Currently, the only new contributions made to the ESOP Restoration Plan are for any quarterly dividend equivalents. These quarterly dividend equivalents are based on dividends paid on the Company’s Common Stock.

          Payments are made under these plans in the form of a lump sum or annual installments of up to 20 years. The deferral elections and payment elections are made in accordance with the timing requirements of applicable IRS regulations.

          The following table summarizes information with respect to the participation of our NEOs in our Deferred Compensation and 401(k) Excess Plan and our Deferred Stock Option Gain Plan.

FISCAL 2011 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4)($)
William Cook	875,703	56,678	428,921	0	21,432,723
Thomas VerHage	394,783	14,628	221,692	0	5,294,974
Charles McMurray	75,576	11,305	37,272	0	1,287,060
Jay Ward	9,875	7,900	4,773	0	60,709
Sandra Joppa	183,422	5,251	19,525	0	1,223,894

(1)	Includes amounts deferred into the non-qualified deferred compensation plans as follows:

	•	Deferred Base Salary of $30,050 for Mr. McMurray as reported in the Summary Compensation Table.

	•	Deferred Annual Cash Incentive of $278,201 for Mr. VerHage and $23,474 for Mr. McMurray as reported in the Summary Compensation Table.

•

Deferred Stock Option Gain Plan deferral of gain on the exercise of stock options of $785,750 for Mr. Cook and $94,707 for Mr. VerHage. Shares of the Company’s Common Stock are deferred into this plan. For this table, these shares are valued at the closing stock price at the end of Fiscal 2011.

	•	401(k) Excess contributions of $89,953 for Mr. Cook, $21,875 for Mr. VerHage, $22,052 for Mr. McMurray, $9,875 for Mr. Ward, and $19,691 for Ms. Joppa.

	•	Deferral of Restricted Stock Award at vesting of $163,731 for Ms. Joppa.

(2)

This reflects the company match for deferred salary, deferred annual incentive, and 401(k) Excess contributions. These amounts were reported under All Other Compensation in the Summary Compensation Table.

(3)

This includes amounts listed in the Summary Compensation Table in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column for Above Market Interest (see Footnote 5 of the Summary Compensation Table).

(4)	This includes balances for our NEOs from the non-qualified deferred compensation plans as follows:

Name	Deferred Compensation and 401(k) Excess Plan Balance at FYE	Deferred Stock Option Gain Plan Balance at FYE	ESOP Restoration Plan Balance at FYE
William Cook	$10,398,139	$10,725,481	$309,103
Thomas VerHage	$5,098,131	$196,843	$0
Charles McMurray	$1,287,060	$0	$0
Jay Ward	$60,709	$0	$0
Sandra Joppa	$1,223,894	$0	$0

This also includes the following amounts that were reported as cash compensation to our NEOs in the Summary Compensation Table for previous years: Mr. VerHage, $278,201 for Fiscal 2010 and $86,322 for Fiscal 2009; and Mr. McMurray, $30,050 for Fiscal 2011, $51,724 for Fiscal 2010, and $33,441 for Fiscal 2009.

Potential Payments Upon Termination or Change in Control

          The following discussion and tables reflect the amount of compensation that would be paid to the NEOs in the event of termination of employment of the Officer under several different termination scenarios.

Potential Payments upon Termination Absent a Change in Control

          Retirement

          Our Officers are eligible for retirement at age 55 with five years of vesting service. As of the end of Fiscal 2011, Mr. Cook, Mr. VerHage, and Mr. McMurray were eligible for retirement.

          Upon retirement, all outstanding stock options will continue to remain outstanding and become exercisable for the remainder of their respective ten-year term (in accordance with the terms of the stock option plan document). Time-based restricted stock grants that have not vested would be prorated at retirement. As of the end of Fiscal 2011, none of our NEOs eligible for retirement had a restricted stock grant.

          In the event of retirement during the fiscal year, after the end of the first quarter, the Officer would receive at the end of the applicable performance period a prorated annual cash incentive for the period of the year when actively employed. If our NEOs eligible for retirement had retired at fiscal year-end, each would have received his full annual cash incentive (as shown in the Summary Compensation Table).

          For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), a participant who retires receives a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. If our NEOs eligible for retirement had retired at fiscal year-end, each would have received 1/3 of the award for the cycle which ends July 31, 2013 and 2/3 of the award for the cycle which ends July 31, 2012 (see amounts listed in the Outstanding Equity Awards at Fiscal Year-End table).

          Payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be paid according to the payment elections made by the NEO. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable according to the Officer’s payment elections in the event of a retirement at the end of Fiscal 2011. If our NEOs eligible for retirement had retired at fiscal year-end, the following SERP benefits would have been payable (per their payment election).

Name	SERP Benefit	Form of Payments
William Cook	$3,202,475	10 year annual installments
Thomas VerHage	$560,274	15 year annual installments
Charles McMurray	$377,987	Lump Sum

          Involuntary Termination

          In the event of an involuntary termination not for cause, the Committee has the sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to an NEO. We have no formal employment agreements with our Officers and they are not covered by our Company Severance Plan. Under our Severance Plan for U.S. salaried Employees, the Company generally pays severance equal to one week of base salary for each year of service up to a maximum of 26 weeks (a minimum of 8 weeks for director level). We generally pay for continued coverage for elected medical and dental benefits for a period of two months. If the Committee were to follow our Severance Plan, the following payments would have been made to our NEOs if they had been involuntarily terminated at the end of Fiscal 2011:

Name	Severance	Benefit Continuation
William Cook	$412,150	$2,400
Thomas VerHage	$53,831	$2,478
Charles McMurray	$154,988	$1,590
Jay Ward	$77,350	$2,478
Sandra Joppa	$41,854	$220

          Upon involuntary termination, outstanding vested stock options must be exercised within one month of such termination. Unvested stock options and restricted stock grants that have not vested would be forfeited.

          The annual incentive would not be paid if the Officer was not employed on the last day of the fiscal year. If the involuntary termination occurred at fiscal year-end for each of our NEOs, the amount listed in the Summary Compensation Table for the annual cash incentive would be payable to them. For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), the participant will not receive any payment for those cycles.

          Payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be paid according to the payment election made by the NEO. The amounts reflected in the Non-Qualified Deferred Compensation Table and the Pension Benefits Table would have been payable according to the Officer’s payment elections in the event of a termination at the end of Fiscal 2011. Under the SERP, a participant must be at least age 55 and meet the service requirement at termination of employment to be eligible to receive a benefit from the Plan. Had Mr. Cook, Mr. VerHage, or Mr. McMurray been terminated at the end of the fiscal year, the following SERP benefit would have been payable:

Name	SERP Benefit	Form of Payments
William Cook	$3,202,475	10 year annual installments
Thomas VerHage	$560,274	15 year annual installments
Charles McMurray	$377,987	Lump Sum

          Since Mr. Ward and Ms. Joppa were not age 55 as of the end of Fiscal 2011, there would not have been any SERP benefit payable to them if they had been involuntarily terminated at the end of the fiscal year.

          Death

          In the event of the death of an Officer, all outstanding vested stock options would continue to remain outstanding and would be exercisable by the named beneficiary for a period of 36 months following the death. Time-based restricted stock grants that have not vested would be prorated at death, per the terms of the applicable restricted stock award agreement. As of the end of Fiscal 2011, Mr. Ward has a restricted stock award. Mr. Ward’s named beneficiary would have received 1,550 shares of his restricted stock grant had he died at fiscal year-end. Ms. Joppa also has a restricted stock award and her named beneficiary would have received 333 shares of this grant had she died at fiscal year-end.

          In the event of death during the fiscal year, the Officer’s beneficiary would receive at the end of the applicable performance period a prorated annual cash incentive for the period of the year when actively employed. If a death occurred at fiscal year-end for each of our NEOs, the amount listed in the Summary Compensation Table for the annual cash incentive for each NEO would be paid to his/her beneficiary.

          For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), the participant’s beneficiary would receive a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. Had a death of our NEOs occurred at fiscal year-end, their beneficiary would have received 1/3 of the long-term compensation cycle which ends on July 31, 2013 and 2/3 of the long-term compensation cycle which ends on July 31, 2012 (see the Outstanding Equity Awards at Fiscal Year-End table).

          Upon the death of a NEO, payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be accelerated. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable to the named beneficiary as a lump sum in the event of the death of an NEO at the end of Fiscal 2011.

          Under the SERP, if a participant dies after 15 years of service (five years of service for Mr. VerHage pursuant to his hiring agreement) and prior to age 62, his or her named beneficiary will receive a lump sum benefit from the SERP. If the NEOs had died at the end of Fiscal 2011, their beneficiaries would have received the following lump sum from the SERP:

Name	SERP Benefit
William Cook	$3,202,475
Thomas VerHage	$560,274
Charles McMurray	$377,987

          Since Mr. Ward and Ms. Joppa did not have 15 years of service as of the end of Fiscal 2011, there would not have been any SERP benefit payable to their beneficiaries had they died at the end of the fiscal year.

          Disability

          In the event of the disability of an Officer, all outstanding stock options would remain outstanding and exercisable for a period of 36 months following the disability. Time-based restricted stock grants that have not vested would be prorated at disability, per the terms of the applicable restricted stock award agreement. Mr. Ward, has a time-based restricted stock award and would have received 1,550 shares of his restricted stock grant had he become disabled at fiscal year-end. Ms. Joppa also has a time-based restricted stock award and would have received 333 shares of this grant had she become disabled at fiscal year-end.

          Upon the occurrence of a disability, each Officer who participates in our long-term disability program will receive an annual benefit equal to 60% of total cash compensation until the earlier of: (a) age 65; (b) recovery from the disability; or (c) death. The portion of compensation up to $200,000 is fully insured and payable by our insurance company and the portion of compensation in excess of $200,000 is self insured and payable by the Company. Had our NEOs become disabled at fiscal year-end, they would have received annual disability benefits as follows:

	Annual Disability Benefit
Name	Fully Insured Portion	Self Insured Portion
William Cook	$120,000	$800,892
Thomas VerHage	$120,000	$252,444
Charles McMurray	$120,000	$201,145
Jay Ward	$120,000	$169,519
Sandra Joppa	$120,000	$116,245

          In the event of the disability during the fiscal year, the Officer would receive a prorated annual cash incentive for the period of the year when actively employed per the terms of the plan. If a disability had occurred at fiscal year-end for each of our NEOs, the amount listed in the Summary Compensation Table for the annual cash incentive would be paid to them.

          For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), a disabled participant would receive at the end of the applicable performance period a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. Had a disability of our NEOs occurred at fiscal year-end, they would have received 1/3 of the long-term compensation cycle which ends on July 31, 2013 and 2/3 of the long-term compensation cycle which ends on July 31, 2012 (see the Outstanding Equity Awards at Fiscal Year-End table).

          In the event of a qualifying disability, payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be accelerated. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable as a lump sum in the event of the disability of an NEO at the end of Fiscal 2011.

          Under the SERP, if a participant becomes disabled after 15 years of service (five years of service for Mr. VerHage pursuant to his hiring agreement) and prior to age 62, he or she will receive a lump sum benefit from the SERP. If the NEOs had become disabled at the end of Fiscal 2011, they would have received the following lump sum from the SERP:

Name	SERP Benefit
William Cook	$3,202,475
Thomas VerHage	$560,274
Charles McMurray	$377,987

          Since Mr. Ward and Ms. Joppa did not have 15 years of service as of the end of Fiscal 2011, there would not have been any SERP benefit payable to them if they had become disabled at the end of the fiscal year.

          Voluntary Termination and Termination for Cause

          An NEO is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment or upon his termination by the Company for cause prior to being eligible for retirement.

          Payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be paid according to the payment election made by the NEO. The amounts reflected in the Non-Qualified Deferred Compensation Table and the Pension Benefits Table would have been payable according to the Officer’s payment elections in the event of a termination at the end of Fiscal 2011. Under the SERP, a participant must be at least age 55 and meet the service requirement at termination of employment to be eligible to receive a benefit from the Plan. Had Mr. Cook, Mr. VerHage, or Mr. McMurray terminated at the end of the fiscal year, the following SERP benefit would have been payable according to their payment election:

Name	SERP Benefit	Form of Payments
William Cook	$3,202,475	10 year annual installments
Thomas VerHage	$560,274	15 year annual installments
Charles McMurray	$377,987	Lump Sum

          Since Mr. Ward and Ms. Joppa were not age 55 as of the end of Fiscal 2011, there would not have been any SERP benefit payable to them if they had voluntarily terminated employment or had been terminated for cause at the end of the fiscal year.

Potential Payments and Benefits Upon Termination Following or in Connection with a Change in Control

          Upon the occurrence of a “change in control,” as generally defined below, whether or not there is a qualifying termination of employment:

•

All outstanding unvested stock options will immediately vest and become exercisable. As of the end of Fiscal 2011, the December 10, 2010 stock option grant was unvested for the NEOs. See Outstanding Equity Awards at 2011 Fiscal Year-End table.

•

All shares of time-based restricted stock will immediately vest and become unrestricted. As of the end of Fiscal 2011, Mr. Ward and Ms. Joppa are the only NEOs with unvested time-based restricted stock. See the Outstanding Equity Awards at Fiscal Year-End table.

•	Any Long-Term Compensation Plan awards will immediately vest and be paid out in a lump sum at target. See the Outstanding Equity Awards at Fiscal Year-End table.

•	Any unvested benefits under the Salaried Employees’ Pension Plan will immediately vest. As of the end of Fiscal 2011, all NEOs were 100% vested in the Salaried Employees’ Pension Plan.

          We have also entered into Change in Control Agreements (“CIC Agreements”) with each of the NEOs. Generally, a change in control includes the occurrence of any of the following events or circumstances:

(a)	The acquisition of 25% or more of the combined voting power of the Company’s outstanding shares, other than any acquisition from or by the Company or any Company-sponsored Employee benefit plan.

(b)	Consummation of a merger or other business consolidation of the Company other than a transaction where the Company’s pre-transaction Shareholders retain at least 60% ownership of the surviving entity.

(c)

A change in the Board of Directors composition in which the incumbent Directors, meaning those Directors who were not elected in a contested fashion, are no longer a majority of the Board. The CIC Agreements specify the circumstances under which a Director is deemed to have been elected in a contested fashion.

(d)

Approval of a plan of liquidation or dissolution or a consummated agreement for the sale of all or substantially all of the Company’s assets to an entity, unless the Company’s pre-transaction Shareholders retain at least 60% ownership of the surviving entity.

          The CIC Agreements provide that upon a qualifying termination of employment in connection with a change in control (see the Compensation Discussion and Analysis under the Change in Control Agreements for more information on a qualifying termination), in addition to the accelerated vesting of stock options and restricted stock and the Long-Term Compensation Plan stock awards described above, each Officer will receive severance payments equal to:

•

A cash lump sum equal to a multiple of the sum of the Officer’s base salary plus the Officer’s target cash incentive from the Annual Cash Incentive Plan then in effect. The multiple is based on level as follows:

	•	CEO – three times base salary plus target annual incentive

	•	Senior Vice Presidents – two times base salary plus target annual incentive

	•	Vice Presidents – one times base salary plus target annual incentive

•	A lump sum of additional pension benefits equal to:

	•	The value of the benefit under each pension plan assuming the benefit is fully vested and the Officer had three additional years of benefit accrual; less

	•	The value of the vested benefit accrued under the Salaried Employees’ Pension Plan, the Excess Pension Plan, and the Supplemental Executive Retirement Plan

          Each Officer will also be entitled to:

•	36 months of continued medical, dental, vision, life, disability, and accident benefits

•	Outplacement services suitable to the Officer’s position for a period of three years or until the first acceptance of an employment offer if earlier than three years

•

Whether or not the CEO becomes entitled to severance payments under the CIC Agreement, a payment to reimburse the CEO for any excise taxes on change in control payments that are considered excess parachute payments under Section 280G of the Internal Revenue Code plus income and employment taxes on the tax gross-up. This provision only applies to the CEO.

•

For Officers, other than the CEO, the CIC Agreement provides that the Officer’s payments will be reduced to the maximum amount that can be paid without triggering an excise tax liability. This reduction would only occur if the net amount of those payments is greater than the net amount of payments without the reduction.

          This table reflects the additional amounts per our CIC Agreements in effect for Fiscal 2011 that would have been payable to the NEOs if a change in control had occurred and the Officer had a qualifying termination of employment effective July 31, 2011. The table also shows the accelerated vesting of stock options, time-based restricted stock, Long-Term Compensation Plan stock awards, and retirement plan benefits that would be paid to our NEOs if a change in control had occurred and the Officer had a qualifying termination of employment effective July 31, 2011:

Named Executive Officer	Cash Severance(1)	Equity(2)	Retirement Program Payments(3)	Benefit Continuation(4)	Outplacement(5)	Excise Tax Gross-Up	Total
William Cook	$4,451,220	$867,929	$3,308,474	$34,439	$75,000	$3,482,646	$12,219,708
Thomas VerHage	$559,840	$311,423	$879,184	$35,411	$75,000	$0	$1,860,858
Charles McMurray	$991,920	$263,513	$769,459	$23,891	$75,000	$0	$2,123,783
Jay Ward	$990,080	$389,112	$150,454	$35,411	$75,000	$0	$1,640,057
Sandra Joppa	$380,870	$261,864	$102,103	$5,531	$75,000	$0	$825,368

(1)	Under the CIC Agreement, this amount is a lump sum equal to:

	•	Three times base salary plus the annual incentive at target for Mr. Cook

	•	Two times base salary plus the annual incentive at target for Mr. McMurray and Mr. Ward

	•	One times base salary plus the annual incentive at target for Mr. VerHage and Ms. Joppa

(2)

This amount represents the accelerated vesting of the two Long-Term Compensation Plan stock award cycles that are in process as of July 31, 2011 and assumes payment at target achievement. This amount also represents the accelerated vesting of the unvested time-based restricted stock grant at the closing stock price at the end of the fiscal year for Mr. Ward and Ms. Joppa.

(3)	This amount represents the lump sum value of additional pension benefits equal to:

	•	The value of the benefit under each pension plan assuming the benefit is fully vested and the Officer had three additional years of benefit accrual; less

	•	The value of the vested benefit accrued under the Salaried Employees’ Pension Plan, the Excess Pension Plan, and the Supplemental Executive Retirement Plan

(4)	This amount represents the value of benefit continuation for three years based on our current premium levels.

(5)	This amount is based on the assumption that the NEO would utilize $25,000 per year in outplacement services for the full three years.

          Under the CIC Agreement, for Officers, other than the CEO, a provision has been added to the CIC Agreement that could reduce the payments in situations where the Officer would otherwise be subject to the excise tax liability under Section 208G of the Internal Revenue Code. The amounts in the table above do not reflect any reductions that might be made.

          With a change in control followed by a termination within 24 months, any payments under the Non-Qualified Deferred Compensation Plans described in the Compensation Discussion and Analysis and the narrative before the Non-Qualified Deferred Compensation Table would become immediately payable to the participant in the form of a lump sum.

          With a change in control followed by a termination within 24 months, any payments under the Excess Pension Plan and SERP described in the Compensation Discussion and Analysis and the narrative before the Pension Benefits Table would also become immediately payable to the participant in the form of a lump sum. Under the Salaried Employees’ Pension Plan and the Excess Pension Plan, upon a change in control any accrued benefits become immediately vested. As of the end of Fiscal 2011, all NEOs were 100% vested under these plans.

ITEM 3: NON-BINDING ADVISORY VOTE ON THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

          As required pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing Stockholders with an advisory (non-binding) vote on the compensation of our Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement in accordance with the rules of the SEC.

          Donaldson’s objective is to create long-term Shareholder value through superior share price appreciation. Our executive compensation program is designed to support this objective and ensure that the interests of our Officers are properly aligned with our Shareholders’ interests. The program emphasizes variable, performance-based compensation that promotes the achievement of short-term and long-term business objectives aligned with the Company’s business strategy and rewards performance when those objectives are met. We believe our program has contributed to our Company’s strong growth and returns. The mix of annual salary, annual cash incentives, and long-term incentives is designed to ensure the long-term growth of the Company while still delivering strong annual results. Our executive compensation program has been designed to ensure that a significant portion of compensation is directly tied to the financial performance of the Company which directly impacts Shareholder value. Moreover, the Human Resources Committee believes the executive compensation program assists the Company in retaining a strong executive leadership team which works together to create maximum Shareholder value. Finally, our NEOs also have high stock ownership requirements, ranging from three to ten times base salary, which further aligns the interests of our NEOs with the interests of our Shareholders.

          We are asking our Shareholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. We believe that our executive compensation program is structured in the best manner possible to support the Company and its business objectives, reflects a strong pay-for-performance philosophy, and is well-aligned with our Shareholders’ long-term interests. The compensation paid to our NEOs for Fiscal 2011 was affected by Donaldson’s financial performance for Fiscal 2011 as follows:

•

Annual Cash Incentive Program. Our Fiscal 2011 annual cash incentive program was structured so that actual compensation received by our NEOs was aligned with Donaldson’s performance based on key financial metrics such as EPS, ROI, net sales, operating income percent and net income percent. As a result of our strong Fiscal 2011 performance, our annual cash incentive payouts for Fiscal 2011 for our NEOs ranged between 158.4% and 181.6% of target.

•

Long-Term Incentive Program. Our Fiscal 2011 long-term incentive program was structured so that our NEOs’ compensation was directly linked to Donaldson’s longer-term financial success. Our long-term incentives for Fiscal 2011 consisted of our Long-Term Compensation Plan and stock options. Payouts under our Long-Term Compensation Plan were based on Donaldson’s achievement of ROI and net sales growth financial objectives over a three-year cycle. Because we did not achieve the net sales growth target objectives for the three-year cycle which ended July 31, 2011, no payments were made to our NEOs under this plan in Fiscal 2011. The stock options granted to our NEOs under our long-term incentive program in Fiscal 2011 will only provide value to our NEOs if Donaldson’s stock price appreciates over time.

•

Total Direct Compensation. While the Fiscal 2011 results were strong and resulted in a payout of the annual cash incentive to our NEOs above target, as noted above, there was no Long-Term Compensation Plan payout for the cycle concluding in Fiscal 2011. As a result, actual total direct compensation (base salary, annual cash incentive for Fiscal 2011, Long-Term Compensation Plan award for the three-year period ending July 31, 2011, and the Fiscal 2011 annual stock option award) for Fiscal 2011 for our NEOs was below the target levels.

A more detailed discussion of our executive compensation program and the compensation of our NEOs in Fiscal 2011 is provided under “Compensation Discussion and Analysis.”

          The Human Resources Committee believes that our executive compensation program, with its continued strong emphasis on performance-based compensation and stock ownership, properly motivates our Officers to produce strong returns for our Shareholders and continues to create Shareholder value. We believe that the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our Shareholders’ interests to support long-term value creation. Accordingly, we are asking our Shareholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Stockholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in Donaldson’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and other related narrative disclosures.”

          This advisory vote on executive compensation is not binding on the Company, our Human Resources Committee, or our Board of Directors. However, our Human Resources Committee and our Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.

Board Recommendation

          The Board of Directors recommends you vote FOR adoption of the resolution approving the compensation of our Named Executive Officers described in this Proxy Statement.

ITEM 4: NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE
ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

          As required pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing our Stockholders with an advisory (non-binding) vote on the frequency with which our Stockholders shall have the advisory vote on executive compensation as provided for in Item 3 above. By voting on this proposal, Stockholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two, or three years. In addition, Stockholders may abstain from voting. We are required to hold an advisory vote on frequency at least once every six years.

          After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for Donaldson. In formulating its recommendation, our Board of Directors considered that a triennial (three-year interval) advisory vote will allow the effectiveness of our compensation program to be judged over the most appropriate period of time. It is important that our executive compensation program supports our long-term business strategy and drives long-term financial performance, which are more appropriately assessed in a three-year time frame. A triennial vote would also align more closely with the performance cycle we use to reward long-term performance. Our compensation programs have not and do not change significantly from year to year as we seek to be consistent. When we do implement changes, a more frequent vote would not allow for changes to be in place long enough to evaluate whether the changes were effective. A three-year interval will provide the most effective time frame for Donaldson to assess Stockholder feedback and, if necessary and appropriate, engage with Stockholders to understand the vote results and implement changes to our compensation program that are responsive to Stockholder concerns. Therefore, our Board of Directors recommends that you vote for a three-year interval for the advisory vote on executive compensation.

          It is important to note that Stockholders who have concerns about executive compensation do not need to wait until the next scheduled advisory vote on the compensation of Named Executive Officers in order to express them. As always, you can communicate your views in writing to the Board of Directors at the address listed on page 19 of this Proxy Statement. In addition, our Stockholders are always given the opportunity to vote on new employee equity compensation plans and material amendments to those plans.

          You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, or three years or you may abstain from voting. This advisory vote is not binding on Donaldson or our Board of Directors. However, our Board of Directors will take into account the result of the vote when determining the frequency of future advisory votes on executive compensation.

Board Recommendation

          The Board of Directors recommends you vote FOR the option of every 3 YEARS as the frequency with which Stockholders are provided an advisory vote on the compensation of Named Executive Officers.

INFORMATION REGARDING THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

          The following is the report of the Audit Committee with respect to Donaldson’s audited financial statements presented in its Annual Report on Form 10-K for the fiscal year ended July 31, 2011.

          The Audit Committee of the Board of Directors is composed entirely of Non-Employee Directors, all of whom have been determined by the Board to be independent under the rules of the SEC and the NYSE. In addition, the Board has determined that John P. Wiehoff is an Audit Committee financial expert, as defined by the rules of the SEC.

          The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee assists the Board in carrying out its oversight of the Company’s financial reporting process, audit process, and internal controls. The Audit Committee formally met eight times during the past fiscal year in carrying out its oversight functions. The Audit Committee has the sole authority to appoint, terminate, or replace the Company’s independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee.

          The Audit Committee reviewed and discussed Donaldson’s Fiscal 2011 audited financial statements with management, the internal auditor, and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm. The Audit Committee also met separately with the internal auditor and the independent registered public accounting firm to discuss and review those financial statements prior to issuance. Management has represented and PwC has confirmed in its opinion to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition of Donaldson.

          As part of its activities, the Audit Committee also:

1.

Discussed with PwC the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees) as amended, as adapted by the Public Company Accounting Oversight Board in Rule 3200T;

2.

Received the written disclosures and letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

3.	Discussed with PwC its independence.

          Based on the review and discussions with management and PwC, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011.

Members of the Audit Committee

Jack W. Eugster, Chair Janet M. Dolan Paul David Miller	Ajita G. Rajendra John P. Wiehoff
Independent Auditors Fees

          The aggregate fees billed to the Company for Fiscal 2011 and Fiscal 2010 by PwC, the Company’s independent registered public accounting firm, are as follows:

	Fiscal 2011	Fiscal 2010
Audit Fees	$1,886,398	$1,900,027
Audit-Related Fees	59,724	43,373
Tax Fees	0	5,500
All Other Fees	1,500	1,500
Total Fees	$1,947,622	$1,950,400

          Audit Fees include professional services rendered in connection with the audit of the Company’s financial statements, including the quarterly reviews, statutory audits of certain of the Company’s international subsidiaries, and the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit-Related Fees include accounting advisory fees related to financial accounting matters. Tax Fees include professional services for tax returns, advice, and planning. All Other Fees include a license fee for technical materials.

Audit Committee Pre-Approval Policies and Procedures

          The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee may delegate to one or more designated Committee members the authority to grant pre-approvals. This designated member is the Chair of the Audit Committee. Any pre-approval by the Chair must be presented to the full Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm during Fiscal 2011 and Fiscal 2010, including services related to the Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

ITEM 5: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending July 31, 2012. PwC has audited the books and accounts of the Company since 2002. While the Company is not required to do so, it is submitting the selection of PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2012 for ratification in order to ascertain the views of the Company’s Stockholders on this appointment. Whether or not the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its Stockholders. Representatives of PwC are expected to be present at the meeting and will have the opportunity to make a statement and to respond to appropriate questions. In the event this appointment is not ratified, the Audit Committee will reconsider its selection.

Board Recommendation

          The Audit Committee of the Board of Directors recommends that Stockholders vote FOR ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2012.

By Order of the Board of Directors

Norman C. Linnell
Secretary

October 4, 2011

Donaldson Company, Inc. Annual Meeting of Stockholders
Friday, November 18, 2011, at 1:00 p.m.
Held at the Corporate Offices
of Donaldson Company, Inc., Campus West
2001 West 94th Street
Minneapolis, Minnesota

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

DONALDSON COMPANY, INC. ATTN: NORMAN LINNELL P.O. BOX 1299 MINNEAPOLIS, MN 55440-1299	Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee (s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐
Nominees

01	F. Guillaume Bastiaens	02	Janet M. Dolan	03	Jeffrey Noddle	04	Ajita G. Rajendra

The Board of Directors recommends you vote FOR proposals 2 and 3		For	Against	Abstain	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	Approval of amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 120,000,000 to 240,000,000.	☐	☐	☐	5.	Ratification of the appointment of PricewaterhouseCoopers LLP as Donaldson Company, Inc’s independent registered public accounting firm for the fiscal year ending July 31. 2012.	☐	☐	☐

3.	Non-binding advisory vote to approve the Compensation of our Named Executive Officers.	☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends you vote FOR 3 YEARS on the following proposal:		3 years	2 years	1 year	Abstain

4.	Non-binding advisory vote on the frequency of the advisory vote on the compensation of our Named Executive Officers.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name. by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000114900_1     R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Shareholder Letter, Form 10-K is/are available at www.proxyvote.com.

DONALDSON COMPANY, INC. Annual Meeting of Stockholders November 18, 2011 1:00 PM

This proxy is solicited by the Board of Directors

The undersigned appoints WILLIAM M. COOK, NORMAN C. LINNELL AND AMY C. BECKER, and each of them as proxies, each with the power to appoint a substitute, to represent and to vote, as designated on the reverse side, all shares of Common stock of DONALDSON COMPANY, INC. that the stockholder is entitled to vote at the 2011 Annual Meeting of Stockholders at Donaldson Company, Inc., Campus West, 2001 West 94th Street, Minneapolis, Minnesota, at 1:00 PM, Local Time, on Friday, November 18, 2011, and any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSALS 2, 3 AND 5, AND FOR THE OPTION OF 3 YEARS ON PROPOSAL 4.

Continued and to be signed on reverse side

0000114900_2     R1.0.0.11699